As filed with the Securities and Exchange Commission on December 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	7371	88-0434915
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303
(408) 702-2167

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nadir Ali
Chief Executive Officer
Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303
(408) 702-2167

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nimish Patel, Esq.

Blake Baron, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor
New York, NY 10022

Tel: (212) 509-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses as set forth below.

●	Public Offering Prospectus: A prospectus to be used for the public offering by Inpixon (the “Company”) of up to $10,000,000 of shares of its common stock, which we refer to as the “Public Offering Prospectus”.

●	Resale Prospectus: A prospectus to be used for the potential resale by selling stockholders of up to 49,131,148 warrants to purchase shares of common stock of the Company and up to 49,131,148 shares of common stock issuable upon the exercise of such warrants, which we refer to as the “Resale Prospectus”.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different outside and inside front covers;

●	they contain different Offering sections;

●	they contain different Use of Proceeds sections;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	a Selling Stockholders section is included in the Resale Prospectus;

●	a Warrant Exercise Inducement and Private Placement section is included in the Resale Prospectus;

●	the Plan of Distribution section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution for the selling stockholders is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the placement agent for the public offering.

We have included in this registration statement, after the back cover page of the Public Offering Prospectus, a set of alternate pages which we refer to as the “Alternate Pages”, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Company. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2023

PRELIMINARY PROSPECTUS

$10,000,000

Shares of Common Stock

We are offering $10,000,000 of shares of our common stock. The purchase price for each share of our common stock is $      .

Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.” On December 19, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.0618.

We have engaged [●] as our exclusive placement agent (“[●]” or the “placement agent”) to use its reasonable best efforts to solicit offers to purchase our shares in this offering. The placement agent is not purchasing or selling any of the shares we are offering and is not required to arrange for the purchase or sale of any specific number or dollar amount of the shares. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. FOR EXAMPLE, WE CURRENTLY DO NOT MEET THE CLOSING BID PRICE REQUIREMENT OF THE NASDAQ CAPITAL MARKET’S CONTINUED LISTING REQUIREMENTS, AND IF WE ARE UNABLE TO REGAIN COMPLIANCE, WE ARE LIKELY TO BE DELISTED. SEE THE “RISK FACTORS” ON PAGE 20 OF THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

	Per Share	Total
Offering price	$	$
Placement agent fees(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Excludes certain out-of-pocket expenses of the placement agent which we have agreed to reimburse. See the section captioned “Plan of Distribution” in this prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares is expected to be made on or about          , 2023.

Sole Placement Agent

[●]

The date of this prospectus is          , 2023.

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we nor the placement agent have authorized anyone else to provide you with different information. We do not, and the placement agent and its affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not, and the placement agent is not, offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We and the placement agent have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Inpixon and its subsidiaries.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, and the documents incorporated by reference herein, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, in the documents incorporated by reference herein. Some of the statements in this prospectus and in the documents incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Inpixon is the Indoor Intelligence™ company. Our solutions and technologies help organizations create and redefine exceptional experiences that enable smarter, safer and more secure environments. Inpixon customers can leverage our real-time positioning and analytics technologies to achieve higher levels of productivity and performance, increase safety and security, and drive a more connected work environment.

Inpixon specializes in providing real-time location systems (RTLS) for the industrial sector. As the manufacturing industry has evolved, RTLS technology has become a crucial aspect of Industry 4.0. Our RTLS solution leverages cutting-edge technologies such as IoT, AI, and big data analytics to provide real-time tracking and monitoring of assets, machines, and people within industrial environments. With our RTLS, businesses can achieve improved operational efficiency, enhanced safety and reduced costs. By having real-time visibility into operations, industrial organizations can make informed, data-driven decisions, minimize downtime, and ensure compliance with industry regulations. With our RTLS, industrial businesses can transform their operations and stay ahead of the curve in the digital age.

Inpixon’s full-stack industrial IoT solution provides end-to-end visibility and control over a wide range of assets and devices. It’s designed to help organizations optimize their operations and gain a competitive edge in today’s data-driven world. The turn-key platform integrates a range of technologies, including RTLS, sensor networks, edge computing, and big data analytics, to provide a comprehensive view of an organization’s operations. We help organizations to track the location and status of assets in real-time, identify inefficiencies, and make decisions that drive business growth. Our IoT stack covers all the technology layers, from the edge devices to the cloud. It includes hardware components such as sensors and gateways, a robust software platforms for data management and analysis, and a user-friendly dashboard for real-time monitoring and control. Our solutions also offer robust security features, to help ensure the protection of sensitive data. Additionally, our RTLS provides scalability and flexibility, allowing organizations to easily integrate it with their existing systems and add new capabilities as their needs evolve.

In addition to our Indoor Intelligence technologies and solutions, we also offer:

●	Digital solutions (eTearsheets; eInvoice, adDelivery) or cloudbased applications and analytics for the advertising, media and publishing industries through our advertising management platform referred to as Shoom by Inpixon; and

●	A comprehensive set of data analytics and statistical visualization solutions for engineers and scientists referred to as SAVES by Inpixon.

We report financial results for three segments: Indoor Intelligence, Shoom and SAVES. For Indoor Intelligence, we generate revenue from sales of hardware, software licenses and professional services. For Shoom and SAVES we generate revenue from the sale of software licenses.

XTI Merger Agreement

On July 24, 2023, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “XTI Merger Agreement”) by and among Inpixon, Superfly Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Inpixon (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“XTI”). The XTI Merger Agreement was unanimously approved by Inpixon’s and XTI’s board of directors. If the XTI Merger Agreement is approved by Inpixon’s and XTI’s stockholders (and the other closing conditions are satisfied or waived in accordance with the Merger Agreement), and the transactions contemplated by the XTI Merger Agreement are consummated, Merger Sub will merge with and into XTI, with XTI surviving the merger as a wholly-owned subsidiary of Inpixon (collectively, the “XTI Proposed Transaction”). In addition, upon the consummation of the XTI Proposed Transaction (the “Closing,” and the date of the Closing, the “Closing Date”), Inpixon will be renamed “XTI Aerospace, Inc.” (the “Name Change”). Inpixon upon the Closing is referred to herein as the “combined company.”

About XTI

XTI is an aircraft development and manufacturing company. Headquartered in Englewood, Colorado, XTI is developing a vertical takeoff and landing (“VTOL”) aircraft that takes off and lands like a helicopter and cruises like a fixed-wing business aircraft. XTI’s initial model, the TriFan 600, is a six-seat aircraft with a mission to provide point-to-point air travel over distances of up to 700 miles, fly at twice the speed of a helicopter and cruise at altitudes up to 25,000 feet.

The TriFan 600 is anticipated to be one of the first VTOL aircrafts that offers the speed and comfort of a business aircraft and the range and versatility of VTOL for a wide range of customer applications, including private aviation for business and high net worth individuals, emergency medical services, and commuter and regional air travel.

XTI was incorporated in October 2009, and operations began in the fourth quarter of 2012. Since then, XTI has been engaged primarily in developing the design and engineering concepts for the TriFan 600, building and testing a two-thirds scale unmanned version of the TriFan 600, generating pre-orders for the TriFan 600, and seeking funds from investors to enable it to build full-scale piloted prototypes of the TriFan 600, and to eventually engage in commercial development of the TriFan 600.

TriFan 600

The TriFan 600 design is expected to provide unique advantages over existing helicopters, turboprop and light jet aircraft. Since the aircraft will take off and land vertically, it is anticipated that the TriFan 600 will generate significant time savings on a typical 500-mile trip by traveling point-to-point or utilizing more convenient existing ground and airspace infrastructure (such as helipads) to avoid or reduce the time traveling on the ground to and from an airport. The TriFan 600 will also have the capability to take off and land conventionally if a runway is available. This added ability can increase range and payload and expand utility.

Inpixon Products and Services

Indoor Intelligence

Our Indoor Intelligence offerings consist of the following software and hardware products.

●	Industrial RTLS SaaS Platform — Our full stack offering in the Industrial IoT space includes an enterprise class, multi-technology RTLS IoT platform for industrial automation. Our RTLS IoT platform is a comprehensive real-time IoT solution for the implementation of industrial RTLS (track & trace) applications for indoor and outdoor areas, such as vehicle localization, production tracking, yard management, gate allocation, forklift location (MHE), real-time route optimization, and the automatic identification (AutoID) and booking of goods and material flows. In addition to real-time data applications for the digital twin, it also provides smart real-time location analyses from a single platform suite, enabling companies to identify significant process optimizations and make data-based decisions. Prebuilt modules offered within the platform include smart factory, smart warehouse, inventory manager, shipment manager, and yard manager. The digital twin of a physical space facilitates use cases for facility management, security safety, customer or worker experiences, asset tracking and more.

●	IoT Devices, Sensors and Tags — Our RTLS asset tracking hardware includes a full end-to-end portfolio of IoT sensors (also known as nodes or anchors) and tracking tags to track assets or personnel. This portfolio leverages our own products for ultra-wideband (UWB) and chirp spread spectrum (CSS) and GPS while incorporating support for third party integrated BLE, RFID and LiDAR solutions. In the security space, a version of our sensor enables detection of cellular, Wi-Fi and BLE signals that is combined with UWB to offer security and high value asset tracking solutions. Chirp technology is effective for longer range communication while UWB is an important RF standard for pinpoint asset tracking. Organizations across many different industries can leverage the accuracy, low-latency, and reliability of both technologies to track the real-time location and status of key assets and equipment, with precision. Users can display and track the static location and movement of assets and asset attribute information within a space on indoor maps.

●	Transceivers/Modules — The Inpixon nanoLOC transceiver is a low-power, highly integrated mixed-signal chip. This 2.4 GHz long range CSS transceiver transmits and receives wireless data packets for robust wireless communications, ranging capabilities, and real-time location determination. Inpixon’s chirp leverages a patented, Inpixon-owned technology and offers range comparable to Wi-Fi systems with accuracy of BLE or UWB in some scenarios. Supporting a freely adjustable center frequency with three non-overlapping frequency channels, amongst others, the Inpixon nanoLOC enables multiple physically independent networks and improved coexistence with existing 2.4 GHz wireless technologies. This product is also available in a module form to allow easier integration for our partners and integrators.

●	Video Integration — Our RF video solution uses IoT analytics data and allows direct integration with leading Video Management Systems (VMS) and CCTV to provide visual track and trace of assets or to quickly allow video to aid security personnel in an emergency situation. This solution builds upon the accurate mapping solutions while adding analytics and precise RTLS data.

●	Analytics and Insights — Our cloud-based analytics platform allows data from multiple sensors and data sources to be visualized for action by the customer. Our platforms can engage with data from our IoT sensors, mobile apps, third-party sensors and data that is ingested via an application programming interface (API) or data import. Analytics enable, for instance, factory operators to visualize and analyze the flow of products through the facility to address bottlenecks and improve efficiency and productivity.

●	Augmented Reality (AR) and 3D — Our augmented reality solutions allow us to easily scan a space and subsequently attach AR content persistently to any position in the world. The technology can also be used for visual asset tracking without beacons or markers as well as digital twin creation and manipulation. Using SLAM combined with innovative technologies offers tools to help enable augmented reality and metaverse capabilities for their business.

●	Wireless Device Detection for Security — Our wireless detection and positioning solutions help cultivate situational awareness and identify security risks by leveraging sensors with proprietary technology that can detect and position active cellular, Wi-Fi, Bluetooth, and UWB signals throughout a venue. This solution allows for the positioning of people and assets homogeneously as they travel in a controlled space and empowers customers to make key decisions around security, risk mitigation and public safety, at scale. Utilizing various radio signal technologies permits device positioning with accuracy ranging from several meters down to approximately thirty centimeters, depending on the product deployed and conditions in the indoor space. The technology allows for detailed understanding of space and resource utilization, and in security applications it enables detection and identification of authorized and unauthorized devices, prevention of rogue devices through alerts based on rules when unknown devices are detected in restricted areas and asset tracking with centimeter level precision.

●	Enterprise Apps — Our indoor intelligence segment for the reporting period covered by this report also includes the smart office app, events and mapping solution which comprised the enterprise apps line of products offering enhanced employee experiences with a holistic location aware customer branded employee app for a smart, innovative and connected workplace. This suite of products and solutions was spun off in connection with the separation of our enterprise apps business effective as of March 14, 2023. (See “Corporate History” below and “Recent Events — Enterprise Apps Spin-off and Business Combination” below for more information).

Shoom

With Shoom Digital Solutions we offer comprehensive digital solutions or cloud-based applications and analytics for the media and publishing industry, including eTearsheets and eInvoice. eTearsheets provides both advertiser and publication users with an advertising analytics tool kit for accessing single ads or entire campaigns across multiple publications. eTearsheets seamlessly with existing PDF workflows, merging users PDF pages with ad data, creating links to the ads, and sending an option e-mail to advertisers containing a link to their ad pages. Users can access the site on their desktop, tablet or mobile devices, and need only internet access and a standard browser. eInvoice is a hosted, web-based solution offering email notifications, seamless interaction with eTearsheets and dynamic invoice searching.

SAVES

Through our SAVES product line we offer a comprehensive set of data analytics and statistical visualization software solutions for engineers and scientists. The suite of data analytics and statistical visualization tools includes SigmaPlot, SigmaStat, SYSTAT, PeakFit, TableCurve 2D, TableCurve 3D, SigmaScan and MYSTAT.

Product Enhancements

Our ability to adapt to the technological advancements within our industry is critical to our long-term success and growth. As a result, our executive management must continuously work to ensure that they remain informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, our product roadmap development plans include expanding the use of both UWB and CSS technology for precise asset tracking, furthering our efforts towards 3D mapping, with a specific focus on light detection and ranging (LiDAR) and AR features, innovation in our machine learning algorithms for our positioning engines, and understanding worldwide 5G deployments to enhance our detection and positioning capabilities.

Positioning Innovation Powered by Machine Learning

In 2023, we intend to continue to expand our use of machine learning and artificial intelligence (“AI”) to improve positioning accuracy, reliability and range which would provide additional benefits to existing customers and unlock new opportunities for our technology. Following these enhancements, we believe our products will be able to assist in providing predictive, more accurate, bidirectional location information to secure and optimize our deployments using hardware that includes iOS and Android smartphones, IoT sensors, access points or BLE beacons.

5G

Building on research and development (R&D) efforts in 2022, we intend to continue to study the worldwide 5G deployments, both public and private, to identify a robust hardware and software solution to detect and position new handsets based on this technology and explore software defined radio solutions, as well as enhancements in antenna technology to provide our customers with additional capabilities in the security field. This is a complex challenge and we are working with partners and customers to understand requirements, use cases and solutions.

Analytics and Insights

Inpixon Analytics on-premises or in the cloud, along with specially-optimized algorithms and industry specific dashboards that are intended to provide better visibility, predictive maintenance, process optimization, security and safety, and data-driven decision-making. Improved visibility gives real-time locations and status of assets, people, and equipment both indoors and outdoors. By collecting and analyzing data from RTLS systems, organizations gain insights from asset movements and use this information to optimize their operations. Predictive maintenance reduces downtime and maintenance costs, as well as improve the lifespan of equipment. Process optimization helps improve productivity, reduce costs, and enhance customer satisfaction. Security and safety helps prevent accidents, reduce the risk of theft, and enhance the overall safety of employees and customers. Data-driven decision making by analyzing data from RTLS systems, organizations gains a better understanding of their operations, identify areas for improvement, and make data-driven decisions that drive business value.

Augmented Reality and Digital Twin

Inpixon AR and digital twin technologies multiplies the capabilities of RTLS solutions by providing real-time visualization aided with meta data, remote monitoring, simulation and testing, predictive maintenance, collaboration, and training, all of which can help optimize operations and improve efficiency. AR helps visualize the real-time location of assets, people, and equipment in the physical world, overlaid with digital information such as asset status, maintenance history, and other relevant data. This can provide a more intuitive and efficient way for operators to understand and interact with the physical world. In addition, digital twin features can enable remote monitoring of assets and equipment, providing a virtual representation of the physical world that can be accessed from anywhere to monitor assets and equipment in real-time and make informed decisions based on the data gathered. Digital twin technology can also enable simulation and testing of scenarios in a virtual environment, allowing our customers to test different configurations and optimize their operations without the need for physical experimentation. Finally, AR and digital twin technologies can facilitate collaboration and training by providing a shared virtual environment where operators can train and work together remotely.

Corporate Strategy

In order to continue to respond to rapid changes and required technological advancements, as well as increase our shareholder value, we are exploring strategic transactions and opportunities that we believe will enhance shareholder value. Our board of directors has authorized a review of strategic alternatives, including a possible asset sale, merger with another company or spin-off of one or more of our business units. We will also be opportunistic and may consider other strategic and/or attractive transactions, which may include, but not be limited to other alternative investment opportunities, such as minority investments, joint ventures or special purpose acquisition companies. If we make any acquisitions in the future, we expect that we may pay for such acquisitions with cash, equity securities and/or debt in combinations appropriate for each acquisition. In September of 2022, we entered into an Agreement and Plan of Merger in connection with the spin-off and sale of our enterprise apps business which was consummated on March 14, 2023. (See “Recent Events” below for more details). Additionally, on July 24, 2023, we entered into an Agreement and Plan of Merger with XTI Aircraft Company (the “XTI Business Combination”). (See “Recent Events” below for more details). In addition, on or prior to the effective time of the merger with XTI we intend to effect a transaction for the divestiture of our Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable, by any lawful means, which may include a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of these. On October 23, 2023, we entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which we plan to transfer to Grafiti all of the outstanding shares of Inpixon Ltd., a United Kingdom (the “UK”) limited company that operates our SAVES line of business in the UK (“Inpixon UK”), such that Inpixon UK will become a wholly-owned subsidiary of Grafiti (the “Reorganization”). Following the Reorganization and subject to conditions in the Separation Agreement, we will spin off Grafiti (the “Spin-off”) by distributing to our stockholders and certain securities holders as of a record date to be determined (the “Participating Security holders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Common Shares”) owned by us (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Common Shares pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as further described below. On October 23, 2023, we also entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among us, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”).

Research and Development Expenses

Our future plans include investments in research and development and related product enhancement opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. Our products intersect many emerging fields including metaverse, augmented reality, occupancy planning, industry 4.0, smart cities, and more, and we continue to innovate and patent new methods to solve problems for our customers. Research and development expenses for the years ended December 31, 2022 and 2021 totaled approximately $17.7 million and $14.1 million, respectively.

Sales and Marketing

Inpixon sales channels include direct sales as well as indirect sales through channel partners including original equipment manufacturers (OEMs), integrators, resellers and distributors. Indirect sales partners may provide a range of pre- and post-sales services to Inpixon customers including system design, installation, commissioning and service.

Direct sales representatives are compensated with a base salary and, in certain circumstances, may participate in incentive plans such as commissions or bonuses.

Inpixon markets its products through industry-focused as well as account-based marketing strategies which utilize SEO, advertising, social media, trade shows, conferences, webinars and other media.

Our Inpixon products are primarily sold on a license (up-front one-time fee) or SaaS model. In our licensing model, we also typically charge an annual maintenance fee. The SaaS model is typically for a 2-3 year contract and includes maintenance upgrades. The SaaS model generates a recurring revenue stream. Our Shoom product is on a monthly subscription model based on 2-3 year contracts. SAVES products are sold as annual or perpetual licenses along with maintenance subscriptions.

Customers

Our RTLS offerings which include real-time location tracking, collision avoidance and wireless device detections are used around the world in automotive factories, heavy equipment factories, logistics and distribution warehouses, mining operations, government and military buildings, and corporate offices. Shoom solutions customers are primarily found in the advertising, media and publishing industries. SAVES solutions are used by engineers and scientists in a variety of industries including environmental sciences, behavioral sciences, medical research and engineering.

Our top three customers accounted for approximately 19% and 16% of our gross revenue during the years ended December 31, 2022 and 2021, respectively. During 2022 no customer accounted for more than 10% of our gross revenue, and two customers accounted for 7% of our gross revenue in 2022 and one customer accounted for 8% of our gross revenue in 2021. From time to time, one or two customers can represent a significant portion of our revenue as a result of one-time projects.

Competition

Our business is characterized by innovation and rapid change. Our RTLS Indoor Intelligence products compete with companies such as Aruba, Cisco, Juniper Networks/Mist Systems, Ubisense, Sewio, Kinexon, Zebra Technologies and other mostly vertical focused RTLS companies. Some competitors determine positioning primarily using BLE or Wi-Fi and, therefore, we believe they cannot achieve the same accuracy that we do and so cannot meet some customers’ needs. Many Inpixon competitors are focused on one technology and/or vertical and, at this time, we believe none of them have as complete an offering of tags, anchors, positioning, engine, software, integrations and analytics.

We believe we offer a unique and differentiated approach to the market with our industrial RTLS which is:

●	Comprehensive. We offer full-stack RTLS solutions which seamlessly integrates tracking tags, anchors, sensors, positioning engine, software, and connections to third-party systems. We integrate a myriad of indoor data inputs and outputs. With a single platform we can support a multitude of use cases across numerous industries in both the private and public sector.

●	Scalable. Our solutions are built to support customers’ expanding needs and use cases. Unlike many other competitive point-solutions, we can offer expansion paths and support for a wide variety of location-based use cases at large, multi-size, global enterprises. Our multi-layered depiction of indoor data allows users to see the information most relevant to their role, in the optimal format for them (e.g., charts, tables, maps, etc.).

●	Technology-agnostic and open. We embrace an ecosystem of hardware, software, integration and distribution partners welcoming integration and synchronization with third party data and systems in combination with our platform. Our open architecture is designed to enable the integration of disparate technologies, preserve investment and avoid obsolescence. APIs and MQTT make it possible to move data in and out of our platform to enable a plethora of opportunities and benefits.

MerlinOne and PressTeligence compete with the functionality of our Shoom products, but typically provide information only for the specific customer and not for the customer’s competitors or for the industry.

Originlab and Graphpad Prism are the main competitors of our SAVES products.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. We do not believe that our proprietary technology is dependent on any single patent or copyright or groups of related patents or copyrights. We believe the duration of our patents is adequate relative to the expected lives of our products.

Our SAVES products are sold pursuant to an exclusive, world-wide, fully transferable, royalty free, 15 year (“License Term”) license and distribution agreement (the “Systat License Agreement”) with Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and together with Cranes, the “Systat Parties”) pursuant to which we were granted (a) an exclusive, worldwide license to use, modify, develop, market and distribute the SYSTAT software suite of products related source code, user documentation and associated intellectual property and (b) an exclusive, worldwide sub-license to use, modify, develop, market and distribute the Sigma Plot suite of software, related source code, user documentation and associated intellectual property licensed to Systat by Cranes. In addition, we were also granted with an exclusive, worldwide, fully transferable, royalty free license to create derivative works and improvements, modifications, enhancements, changes, or corrections to the underlying software, source code and documentation during the License Term (“Modification”). We own title to any Modifications.

In connection with the Enterprise Apps Spin-off and the terms of the KINS Separation Agreement (defined below), each of Inpixon and CXApp have granted the other party a limited worldwide, non-exclusive, irrevocable, royalty free, fully paid up, perpetual license (the “Licensee”) to use, practice and otherwise exploit such intellectual property (with certain exceptions) that is owned, controlled or purported to be owned or controlled by the other party (the “Licensor”) to the extent used, practiced or otherwise exploited in the business of the Licensee during the twelve (12) months prior to the separation or is reasonably anticipated to be used after the separation for the conduct of any business of the Licensee as conducted on or prior to the separation and reasonably anticipated extension or evolutions thereof that are not substitutes for any product or service of the Licensor.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees

As of December 19, 2023, we have 99 employees, including 6 part-time employees, which includes all employees of our subsidiaries. This includes 3 officers, 17 sales personnel, 7 marketing personnel, 54 technical and engineering personnel and 18 finance, legal and administration personnel.

Recent Events

Compliance with Nasdaq Continued Listing Requirements

On April 14, 2023, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days beginning on March 2, 2023, and ending on April 13, 2023, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days, or until October 11, 2023, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. The Company was not able to regain compliance within this 180-day period; however, on October 12, 2023,the Company received notice from Nasdaq that it was granted an additional 180 calendar days, or until April 8, 2024 to regain compliance with the minimum bid price requirement.

On November 9, 2023, the Company received notice (the “November 9 Letter”) from Nasdaq that Nasdaq had determined that as of November 8, 2023, the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of Listing Rule 5810(c)(3)(A)(iii) which states in part: if during any compliance period specified in Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security (the “Low Priced Stocks Rule”). As a result, the Staff has issued a letter notifying the Company of its determination to delist the Company’s securities from Nasdaq effective as of the opening of business on November 20, 2023, unless the Company requests an appeal of the Staff’s determination on or prior to November 16, 2023, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

The Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the determination described in the November 9 Letter and to address compliance with the Low-Priced Stocks Rule and a hearing was initially scheduled for February 22, 2024 and then subsequently rescheduled for February 6, 2024. The Company may cure the bid price deficiency to regain compliance with the Low Priced Stock Rule by effecting a reverse stock split to increase the price per share of its common stock. A reverse stock split also would be expected to allow the Company to regain compliance with the minimum bid price requirement. At a special meeting of stockholders held on September 29, 2023, the Company obtained the necessary stockholder approval of an amendment to the Company’s articles of incorporation to effect a reverse stock split of the Company’s outstanding common stock, at a ratio between 1-for-2 and 1-for-50 (the “Reverse Split Ratio”), to be determined at the discretion of the Company’s board of directors. At a special in lieu of annual meeting held on December 8, 2023, the Company’s stockholders approved an increase in the maximum range of the Reverse Split Ratio to 1-for-200. The Company also intends to seek an increase in the Reverse Split Ratio for the purpose of satisfying the bid price requirements applicable for initial listing applications in connection with the closing of the XTI transaction. The proposed transaction between the Company and XTI is anticipated to close prior to the end of this year and as a result, the Company expects that it will be able to cure the bid price deficiencies in connection with the closing of the XTI transaction.

The November 9 Letter has no immediate effect on the listing of the Company’s common stock and its common stock will continue to be listed on the Nasdaq Capital Market under the symbol “INPX”. While the appeal process is pending, the suspension of trading of the Company’s common stock would be stayed and the Company’s common stock would continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision.

XTI Transaction

Merger Agreement

Subject to the terms and conditions of the XTI Merger Agreement, at the effective time of the merger (the “Effective Time”):

(i)	Each share of XTI common stock outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to the Merger Agreement and shares held by holders of XTI common stock who have exercised and perfected appraisal rights) will automatically be converted into the right to receive a number of shares of Inpixon common stock equal to the Exchange Ratio (as described below). Prior to the Effective Time, subject to obtaining the consent of requisite note holders, all outstanding XTI convertible notes will be converted into XTI common stock and will participate in the merger on the same basis as the other shares of XTI common stock, except for (1) a promissory note dated April 1, 2023, in the initial principal amount of $1,817,980, which will be amended to extend the maturity date thereof until no sooner than December 31, 2026 and be assumed by the combined company at the Closing to become convertible into the shares of common stock of the combined company, and (2) a promissory note dated December 31, 2021, in the initial principal amount of $1,007,323, which will provide for, at Closing, payment in cash of $507,323 of the principal plus interest accrued to the date of payment, and the conversion of the remaining $500,000 of outstanding principal into shares of common stock of the combined company (collectively, the “Note Amendments”).

(ii)	Each option to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Inpixon and will become an option, subject to any applicable vesting conditions, to purchase shares of Inpixon common stock with the number of shares of Inpixon common stock underlying the unexercised portions of such options and the exercise prices for such options to be adjusted to reflect the Exchange Ratio.

(iii)	Each warrant to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Inpixon and will become a warrant to purchase shares of Inpixon common stock with the number of shares of Inpixon common stock underlying such warrants and the exercise prices for such warrants will be adjusted to reflect the Exchange Ratio.

Subject to adjustment pursuant to the formula for the Exchange Ratio set forth in Exhibit A of the Merger Agreement, the Exchange Ratio will be determined based on (a) the fully diluted capitalization of each of Inpixon and XTI immediately prior to the Effective Time, provided, however, that for this purpose the calculation of Inpixon’s fully diluted capitalization will not take into account any shares of Inpixon common stock issuable after Closing for cash consideration upon conversion, exercise or exchange of derivative securities that are issued by Inpixon in Inpixon Permitted Issuances. “Inpixon Permitted Issuances” are any issuances of common stock or derivative securities by Inpixon for financing or debt cancellation purposes that are permitted under the Merger Agreement and occur after the date of the Merger Agreement but before the Closing.

The Exchange Ratio will be subject to certain adjustments to the extent that Inpixon’s Net Cash (as such term is defined on Exhibit A of the Merger Agreement) is greater than or less than $21.5 million and/or any principal and accrued or unpaid interest remains outstanding under those certain promissory notes issued by Inpixon to Streeterville Capital, LLC on July 22, 2022 and December 30, 2022.

After application of the Exchange Ratio and subject to those certain adjustments described above, Inpixon stockholders immediately prior to the Effective Time are anticipated to retain approximately 40% of the issued and outstanding capital stock of the combined company and XTI security holders are anticipated to retain approximately 60% of the issued and outstanding capital stock of the combined company.

It is expected that Inpixon’s Chief Executive Officer, Nadir Ali, and Chief Financial Officer, Wendy Loundermon, will resign upon the Closing, effective as of the Closing Date.

In addition, pursuant to a Financial Advisory and Investment Banking Services Agreement dated May 16, 2023, between Inpixon and Maxim Group LLC (“Maxim”) (the “Maxim Agreement”), as part of compensation for Maxim’s services in connection with the transaction, Inpixon has agreed to pay to Maxim, upon Closing, a cash fee equal to $800,000 (the “Cash Fee”), and to issue to Maxim (or its designees) registered common stock of Inpixon pursuant to the applicable registration statement on Form S-4 for the transaction, if permitted under SEC rules, or unregistered stock if not permitted, equal to the quotient obtained by dividing $1,000,000 by the closing price of Inpixon common stock as reported by Nasdaq on the date immediately preceding the announcement of the transaction, at the closing of the transaction. However, to the extent that Maxim would beneficially own more than 4.99% of the number of shares of Inpixon common stock outstanding immediately after giving effect to such issuance, then Maxim will receive rights to such remaining amount of shares in accordance with a rights to shares agreement, in such form reasonably acceptable to the parties. Based on the closing price of Inpixon common stock as of July 24, 2023, which equals $0.1523 per share, Maxim will be entitled to approximately 6,565,988 shares of Inpixon common stock in connection with the Closing of the XTI Proposed Transaction. These shares will be issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act, if they are not registered.

The foregoing description of the XTI Merger Agreement and the XTI Proposed Transaction does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached as Exhibit 2.25 to this registration statement and incorporated herein by reference.

XTI Promissory Note & Security Agreement

Pursuant to the Merger Agreement, on the first calendar day of the month following the date of the Merger Agreement and on the first calendar day of each month thereafter until the earlier of (i) four months following the date of the Merger Agreement and (ii) the Closing Date, Inpixon shall provide loans to XTI on a senior secured basis (each, a “Future Loan”), in such amounts requested by XTI in writing prior to the first calendar day of each such month. Each Future Loan will be in the principal amount of up to $500,000, and the aggregate amount of the Future Loans will be up to $1,775,000 (or such greater amount as Inpixon shall otherwise agree in its sole and absolute discretion). These Future Loans and security will be evidenced by a Senior Secured Promissory Note (the “XTI Promissory Note”) and a Security and Pledge Agreement (the “Security Agreement”).

The XTI Promissory Note provides an aggregate principal amount up to $2,313,407, which amount includes the principal sum of $525,000 which Inpixon previously advanced to XTI (the “Existing Loans”, collectively with the Future Loans, the “Inpixon Loans to XTI”) plus accrued interest on such amount, and the aggregate principal amount of the Future Loans. The XTI Promissory Note will bear interest at 10% per annum, compounded annually, and for each Future Loan, beginning on the date the Future Loan is advanced to XTI. The XTI Promissory Note is included in the Company’s condensed consolidated balance sheet as of September 30, 2023 in Notes Receivable. On November 14, 2023, the principal amount under the XTI Promissory Note was increased to approximately $3.1 million. As of the date of this filing, the principal balance on the loan to XTI is approximately $2.7 million.

The outstanding principal amount under the XTI Promissory Note, together with all accrued and unpaid interest, shall be due and payable upon the earlier of (a) December 31, 2023, (b) when declared due and payable by Inpixon upon the occurrence of an event of default, or (c) within three business days following termination of the XTI Merger Agreement (i) by XTI because the XTI Board adopts a superior proposal prior to delivering the XTI Stockholder Consent, or (ii) by Inpixon because the XTI Board has made a change in recommendation, or XTI has breached or failed to perform in any material respect any of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation. The XTI Promissory Note will be forgiven and of no further force if the XTI Merger Agreement is terminated by the Inpixon Board because it adopts a superior proposal prior to obtaining the required Inpixon stockholder approval, subject to Inpixon’s rights and remedies under the Promissory Note, the Security Agreement, and the Merger Agreement. If the XTI Merger Agreement is terminated by XTI because the Inpixon Board makes a change in recommendation or Inpixon is in material breach of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation, the maturity date of the XTI Promissory Note will be extended to December 31, 2024.

The Security Agreement grants Inpixon a first priority security interest in and lien upon all of XTI’s property to secure the repayment of the XTI Promissory Note.

Transaction Bonus Plan in connection with Completed Transaction

As described in Inpixon’s current report on Form 8-K filed on March 20, 2023, on March 14, 2023, Inpixon completed a reorganization involving the transfer of Inpixon’s CXApp and enterprise app business lines to a subsidiary of Inpixon, followed by a distribution of shares of such subsidiary to Inpixon’s equityholders. The reorganization was followed by a subsequent business combination transaction between such former subsidiary and KINS Technology Group Inc., a special purpose acquisition company which was renamed CXApp, Inc. upon the consummation of the business combination (collectively, the “Completed Transaction”).

On July 24, 2023, the compensation committee of the Inpixon Board (the “Committee”) adopted a Transaction Bonus Plan (the “Completed Transaction Bonus Plan”), which is intended to compensate certain current and former employees and service providers for the successful consummation of the Completed Transaction. The Completed Transaction Bonus Plan will be administered by the Committee. It will terminate upon the completion of all payments under the terms of the Completed Transaction Bonus Plan, provided, that the Board may terminate the plan as to any participant prior to the completion of all payment to under participant under the plan.

Pursuant to the Completed Transaction Bonus Plan, in connection with the Completed Transaction,

●	Participants listed on Schedule 1 of the Completed Transaction Bonus Plan will be eligible for a cash bonus equal to 100% of their aggregate annual base salary in effect as of the end of the year ended December 31, 2022, provided that the participants must execute a customary release of claims and confidentiality agreement.

●	Participants listed on Schedule 2 of the Completed Transaction Bonus Plan including Inpixon’s named executive officers Nadir Ali and Wendy Loundermon will be eligible for a cash bonus in an aggregate amount of 4% of the $70,350,000 transaction value of the Completed Transaction, with Mr. Ali and Ms. Loundermon being entitled to 3.5% and 0.5% of such transaction value, respectively.

During the three months ended September 30, 2023, the Company paid approximately $3.5 million to the company management and former management under the Transaction Bonus Plan which settled the amount in full and no amounts were owed under the plan as of September 30, 2023.

In addition, if a participant becomes entitled to any payments or benefits from the Completed Transaction Bonus Plan or any other amounts (collectively, the “Company Payments Relating to the Completed Transaction Plan”) that are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the company will pay the participant the greater of the following amounts: (i) the Company Payments Relating to the Completed Transaction Plan, or (ii) one dollar less than the amount of the Company Payments Relating to the Completed Transaction Plan that would subject the participant to the Excise Tax, as mutually agreed between the company and the participant.

The foregoing description of the Completed Transaction Bonus Plan does not purport to be complete and is qualified in its entirety by the terms and conditions of the Completed Transaction Bonus Plan, a copy of which is attached as Exhibit 10.61 to this registration statement and incorporated herein by reference.

Transaction Bonus Plan in connection with Future Strategic Transactions

On July 24, 2023, the Committee adopted a Transaction Bonus Plan (the “Plan”), which is intended to provide incentives to certain employees and other service providers to remain with Inpixon through the consummation of a Contemplated Transaction or Qualifying Transaction (each as defined below) and to maximize the value of the company with respect to such transaction for the benefit of its stockholders. The Plan will be administered by the Committee. It will automatically terminate upon the earlier of (i) the one-year anniversary of the adoption date, (ii) the completion of all payments under the terms of the Plan, or (iii) at any time by the Committee, provided, however, that the Plan may not be amended or terminated following the consummation of a Contemplated Transaction or Qualifying Transaction without the consent of each participant being affected, except as required by any applicable law.

A “Contemplated Transaction” refers to a strategic alternative transaction including an asset sale, merger, reorganization, spin-off or similar transaction (a “Strategic Transaction”) that results in a change of control as defined in the Plan. A Qualifying Transaction refers to a Strategic Transaction that does not result in a change of control for which bonuses may be paid pursuant to the Plan as approved by the Committee. The XTI Proposed Transaction is expected to qualify as a Contemplated Transaction.

Pursuant to the Plan, in connection with the closing of a Contemplated Transaction or a Qualifying Transaction, the participants will be eligible to receive bonuses as described below.

●	Participants listed on Schedule 1 of the Plan including Inpixon’s named executive officers Nadir Ali, Wendy Loundermon and Soumya Das, will be eligible for a cash bonus equal to 100% of their aggregate annual base salary and target bonus amount at the closing of a Contemplated Transaction and any applicable Qualifying Transaction, provided that the participants must execute a customary release of claims and confidentiality agreement. These bonus amounts will be paid at the closing of each applicable transaction.

●	Participants listed on Schedule 2 of the Plan including Inpixon’s named executive officers Nadir Ali and Wendy Loundermon will be eligible for a cash bonus in an aggregate amount of 4% of the applicable Transaction Value (as defined below), with Mr. Ali and Ms. Loundermon being entitled to 3.5% and 0.5% of such Transaction Value, respectively. These bonus amounts will be paid at the closing of each applicable transaction but the pro rata portion attributable to any deferred payments will be paid when those deferred payments become due, within a maximum period of five years from the closing date. “Transaction Value” means the sum of any cash and the fair market value of any securities or other assets or property received by Inpixon or available for distribution to the holders of Inpixon’s equity securities in connection with the applicable transaction as provided for in the definitive agreement governing the applicable transaction, or such value as shall be designated by the Committee.

●	Participants listed on Schedule 3 of the Plan including Inpixon’s named executive officers Nadir Ali, Wendy Loundermon and Soumya Das, will be eligible for equity-based grants, such as options or restricted stock, on such terms and upon such date as the Committee may determine.

●	In the sole discretion of the Committee, receipt or eligibility for receipt by a participant of a transaction bonus in respect of a Contemplated Transaction shall not preclude such participant from receiving or being eligible to receive an additional transaction bonus in respect of a Qualifying Transaction.

If a participant becomes entitled to any payments or benefits from the Plan or any other amounts (the “Company Payments Relating to the Plan”) that are subject to the Excise Tax, the company will pay the participant the greater of the following amounts: (i) the Company Payments Relating to the Plan, or (ii) one dollar less than the amount of the Company Payments Relating to the Plan that would subject the participant to the Excise Tax, as mutually agreed between the company and the participant.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the terms and conditions of the Plan, a copy of which is attached as Exhibit 10.62 to this registration statement and incorporated herein by reference.

During the three months ended September 30, 2023, the Company did not pay or accrue any bonuses under the Plan in connection with future strategic transactions.

Spin-off - Grafiti Holding, Inc.

On October 23, 2023, Inpixon entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which Inpixon plans to transfer to Grafiti all of the outstanding shares of Inpixon Ltd., a United Kingdom (the “UK”) limited company that operates Inpixon’s SAVES line of business in the UK (“Inpixon UK”), such that Inpixon UK will become a wholly-owned subsidiary of Grafiti (the “Reorganization”). Following the Reorganization and subject to conditions in the Separation Agreement, Inpixon will spin off Grafiti (the “Spin-off”) by distributing to Inpixon stockholders and certain securities holders as of a record date to be determined (the “Participating Security holders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Common Shares”) owned by Inpixon (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Common Shares pursuant to the Exchange Act or the Securities Act, as further described below.

Damon Business Combination

On October 23, 2023, Inpixon also entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Damon Business Combination”). The Damon Business Combination is subject to material conditions, including approval of the Damon Business Combination by securities holders of Damon, approval of the issuance of Grafiti Common Shares to Damon securities holders pursuant to the Damon Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti Common Shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Damon Business Combination. Upon the consummation of the Damon Business Combination (the “Closing”), both Inpixon UK and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon. Grafiti, after the Closing, is referred to herein as the “combined company.” Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the Closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independent requirements under the Nasdaq rules, and provided that at least one director will be nominated by Grafiti.

Holders of Grafiti Common Shares, including Participating Security holders and management that hold Grafiti Common Shares immediately prior to the closing of the Damon Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon management.

On October 23, 2023, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3.0 million (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3.0 million. The Bridge Note has a 12% annual interest rate, payable on the maturity date, which is twelve months from June 16, 2023. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable Conversion Price or Public Company Event Conversion Price, each as defined in the Bridge Note. The Bridge Note will contain customary covenants relating to Damon’s financials and operations. Inpixon will receive a five-year warrant to purchase 1,096,321 Damon Common Shares in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price as defined in the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature. If the Damon Business Combination is consummated, the Bridge Note will be converted into Grafiti Common Shares and the Bridge Note Warrant will become exercisable for Grafiti Common Shares.

Warrant Exercise Inducement and Private Placement

On December 15, 2023, the Company entered into warrant inducement letter agreements (the “Inducement Agreements”) with the holders (including their respective successors and assigns, the “Holders”) of the Common Stock Purchase Warrants issued by the Company on May 17, 2023 and transferred on December 15, 2023, as applicable (as amended on June 20, 2023, the “Existing Warrants”).

Pursuant to the Inducement Agreements, in consideration for the Holders exercising an aggregate of 49,131,148 Existing Warrants (the “Warrant Exercise” and such shares of common stock to be issued upon the exercise of the Existing Warrants, the “Exercised Shares”), the Company agreed to (a) reduce the exercise price for the Exercised Shares from $0.10 to $0.0513 per share (the “New Exercise Price”), which is equal to a 30% discount to the average closing price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days prior to the execution of the Inducement Agreements, such that the Exercised Shares will be exercised at the New Exercise Price, and (b) issue, upon delivery of the aggregate exercise price for the Exercised Shares, the Holders new unregistered Common Stock Purchase Warrants (the “New Warrants”) to purchase up to a number of shares (the “New Warrant Shares”) of common stock of the Company equal to 100% of the number of Exercised Shares, exercisable five years from their issuance date with an exercise price per share as described below, provided, however, that the New Warrants will not be exercisable until the approval of the shareholders of the Company as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) with respect to the issuance of shares of our common stock underlying the New Warrants (the “Shareholder Approval”), provided, however, that if after consultation with the Nasdaq Stock Market it is determined that Shareholder Approval is not required for the exercise of the New Warrants (on the basis that Shareholder Approval was obtained on December 8, 2023 via the future financing proposal that was approved for the potential issuances of shares of common stock pursuant to one or more potential non-public transactions in accordance with Nasdaq Listing Rule 5635(d)), such New Warrants will be exercisable at any time on or after the date on which the Company has provided notice of such determination to the Holders.

The exercise price per share of the New Warrants will be equal to $0.07324 (the “Exercise Price”); provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the Exercise Price to $0.0513 per share of common stock.

The closing of the transactions contemplated by the Inducement Agreements (i.e., the delivery of the aggregate exercise price for the Exercised Shares and the issuances of the Exercised Shares and the New Warrants) occurred on December 19, 2023. The Company received gross proceeds from the exercise of the Existing Warrants of $2,520,427.88, prior to deducting fees to the Placement Agent (as defined below) and estimated expenses. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Company engaged Joseph Gunnar & Co., LLC as the exclusive placement agent (the “Placement Agent”) in connection with the Inducement Agreements pursuant to an engagement agreement, dated December 13, 2023, by and between the Company and the Placement Agent, and agreed to pay the Placement Agent a cash fee equal to 5.5% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants in the Warrant Exercise and to reimburse the Placement Agent up to $25,000 for expenses (inclusive of legal fees) in connection therewith.

The shares of common stock issuable upon exercise of the Existing Warrants were registered pursuant to an effective registration statement on Form S-1 (Registration No. 333-272904) (the “Resale Registration Statement”). The Company agreed to maintain the effectiveness of the Resale Registration Statement until such time as all Existing Warrants have been exercised or expired. The New Warrants were sold in a private placement (the “Private Placement”), exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

The New Warrants contain standard adjustments to the Exercise Price including for stock splits and reclassifications. The New Warrants also include certain rights upon “fundamental transactions” as described in the New Warrants.

The New Warrants include cashless exercise rights to the extent the shares of common stock underlying the New Warrants are not registered under the Securities Act.

Under the Inducement Agreements, to the extent required under the rules and regulations of the Nasdaq Stock Market, the Company agreed to hold a special or annual meeting of shareholders no later than the 90th calendar date following the date of the Inducement Agreements for the purpose of seeking the Shareholder Approval.

Additionally, under the Inducement Agreements, the Company agreed to, as soon as practicable (and in any event, on or prior to March 31, 2024), to the extent there is not a registration statement covering the resale of the New Warrant Shares that is effective under the Securities Act, file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Holders of the New Warrant Shares issuable upon exercise of the New Warrants; to use commercially reasonable efforts to cause such registration statement to become effective no later than the later of (i) 30 days following the filing thereof and (ii) 120 days following the date of the Inducement Agreements; and to keep such registration statement effective at all times until no Holders owns any New Warrants. In addition to the foregoing, to the extent there is not a registration statement covering the resale of the New Warrant Shares that is effective under the Securities Act, if at any time following the date of the Inducement Agreements the Company proposes for any reason to register any shares of common stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form) or a shelf registration statement on Form S-3) with respect to an offering of common stock by the Company for its own account or for the account of any of its stockholders, the Company agreed, at each such time, to promptly give written notice to the holders of the New Warrants of its intention to do so and, to the extent permitted under the provisions of Rule 415 under the Securities Act, include in such registration statement the resale of all New Warrant Shares with respect to which the Company has received written requests for inclusion therein; provided, however, that such piggyback registration rights expire one year after the issuance of the New Warrants.

Under the terms of the New Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed either 4.99% or 9.99%, at such holder’s election, of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Corporate History

We were originally formed in the State of Nevada in April 1999. Prior to the spin-off in August 2018 of our wholly-owned subsidiary, Sysorex, Inc. (“Sysorex”), our business was primarily focused on providing information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. The product and service offerings included enterprise infrastructure solutions for business operations, continuity, data protection, software development, collaboration, IT security, and physical security needs, including, third party hardware, software and related maintenance and warranty products and services resold from well-known brands and information technology development and implementation professional services.

On August 31, 2018, we completed the spin-off of Sysorex to separate our legacy enterprise infrastructure solution business from our indoor intelligence business.

On May 21, 2019, we completed the acquisition of 100% of the outstanding capital stock of Locality Systems, Inc. (“Locality”), including its wireless device positioning and RF augmentation of video surveillance systems through our subsidiary, Inpixon Canada. The video management system (“VMS”) integration, which is currently available for a number of VMS vendors, can assist security personnel in identifying potential suspects and tracking their movements cross-camera and from one facility to another. The solution is designed to enhance traditional security video feeds by correlating RF signals with video images.

On June 27, 2019, we acquired a portfolio of GPS technologies and IP, including, but not limited to (a) an IP portfolio that includes a registered patent, along with more than 20 pending patent applications or licenses to registered patents or pending applications relating to GPS technologies; (b) a smart school safety network solution that consists of a combination of wristbands, gateways and proprietary backend software, which rely on the Bluetooth Low-Energy protocol and a low-power enterprise wireless 2.4Ghz platform, to help school administrators identify the geographic location of students or other people or things (e.g., equipment, vehicles, tools, etc.) in order to, among other things, ensure the safety and security of students while at school; (c) a personnel equipment tracking system and ground personnel safety system, which includes a combination of hardware and software components, for a GPS and RF based personnel, vehicle and asset-tracking solution designed to provide ground situational awareness and near real-time surveillance of personnel and equipment traveling within a designated area for, among other things, government and military applications and (d) a right to 30% of royalty payments that may be received by GTX in connection with its ownership interest in Inventergy LBS, LLC, which is the owner of certain patents related to methods and systems for communicating with a tracking device.

On August 15, 2019, we acquired our Inpixon Mapping product in connection with the acquisition of Jibestream, Inc. (“Jibestream”) which was amalgamated into Inpixon Canada on January 1, 2020.

On October 31, 2019, we received stockholder approval for, and subsequently effected, a reverse split of our outstanding common stock at a ratio of 1-for-45, effective as of January 7, 2020 for the purpose of complying with Nasdaq Listing Rule 5550(a)(2).

On June 19, 2020, we acquired an exclusive license to use, market, distribute, and develop the SYSTAT and SigmaPlot software suite of products (referred to as “SAVES”) pursuant to an Exclusive Software License and Distribution Agreement, by and among the Company, Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and, together with Cranes, the “Systat Parties”), as amended on June 30, 2020 and February 22, 2021 (as amended, the “License Agreement”). In connection with the License Agreement, we received an exclusive, worldwide license to use, modify, develop, market, sublicense and distribute the SAVES software, software source, user documentation and related Systat Intellectual Property (as defined in License Agreement) (the “License”); and an option to acquire the assets underlying the License (the “Purchase Option”). On February 22, 2021, we exercised the Purchase Option for a portion of the assets including certain of the SAVES software, trademarks, solutions, domain names and websites.

On August 19, 2020, we entered into an agreement with Ten Degrees Inc. (“TDI”), Ten Degrees International Limited (“TDIL”), mCube International Limited (“MCI”), and the holder of a majority of the outstanding capital of TDIL and mCube, Inc., and the sole shareholder of 100% of the outstanding capital stock of MCI (“mCube,” together with TDI, TDIL, and MCI collectively, the “Transferors”) to acquire a suite of on-device “blue-dot” indoor location and motion technologies, including patents, trademarks, software and related intellectual property from the Transferors.

On October 6, 2020, we acquired all of the outstanding shares of Nanotron (“Nanotron Shares”) through our wholly-owned subsidiary Inpixon GmbH, pursuant to a Share Sale and Purchase Agreement with Nanotron Technologies GmbH, a limited liability company incorporated under the laws of Germany (“Nanotron”), and Sensera Limited (“Sensera”), the sole shareholder of Nanotron. As a result of the acquisition, our asset tracking and RTLS business expanded to include offering wireless location awareness technology for consumers, for solutions such as locating and tracking a pet, livestock, child, or property, while transmitting the data into a useable format.

On March 25, 2021, we entered into a Stock Purchase Agreement (the “GYG Purchase Agreement”) with Game Your Game, Inc., a Delaware corporation (“GYG”), and certain selling shareholders (the “Selling Shareholders”), pursuant to which we acquired an aggregate of 522,000 shares of common stock of GYG (the “GYG Shares”), representing 55.4% of the outstanding shares of common stock of GYG. GYG’s business consists of developing and providing solutions using sports data and analytics.

On April 23, 2021 we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Visualix GmbH i.L. (the “Visualix”), its founders (each, a “Founder,” and collectively, the “Founders”), and Future Energy Ventures Management GmbH (“FEVM”) pursuant to which we acquired substantially all of the Visualix assets including certain computer vision, robust localization, large-scale navigation, mapping, and 3D reconstruction technologies (collectively, the “AR Technology”), the intellectual property and patent applications underlying the AR Technology.

On April 30, 2021, we acquired over 99.9% of the outstanding capital stock of Design Reactor, Inc., a California corporation (“The CXApp”), the provider of a leading SaaS app platform that enables corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events pursuant to the terms of a Stock Purchase Agreement. On May 10, 2021, we acquired the remaining interest of The CXApp.

On December 9, 2021, through our wholly-owned subsidiary, Nanotron Technologies GmbH, a limited liability company incorporated under the laws of Germany, we entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”) with the shareholders of IntraNav GmbH, a limited liability company incorporated under the laws of Germany (“IntraNav”), pursuant to which we acquired 100% of the outstanding capital stock (the “IntraNav Shares”) of IntraNav, a leading industrial IoT (“IIoT”), real-time location system (“RTLS”), and sensor data services provider.

On September 25, 2022, we entered into an Agreement and Plan of Merger (the “KINS Merger Agreement”) by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (renamed CXApp Inc., “KINS” or “New CXApp”), CXApp Holding Corp., a Delaware corporation and wholly-owned subsidiary of New CXApp (formerly a wholly-owned subsidiary of Inpixon, “CXApp”), and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“KINS Merger Sub”), pursuant to which KINS would acquire Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) through the merger of KINS Merger Sub with and into CXApp (the “KINS Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS, in exchange for the issuance of shares of KINS capital stock valued at $69 million (the “KINS Business Combination”). Immediately prior to the KINS Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, Design Reactor, Inc., a California corporation (“Design Reactor”) and CXApp (the “KINS Separation Agreement”), and other ancillary conveyance documents, Inpixon would, among other things and on the terms and subject to the conditions of the KINS Separation Agreement, transfer the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the “KINS Reorganization”). Following the KINS Reorganization, Inpixon would distribute 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date of March 6, 2023 (the “Enterprise Apps Spin-Off”).

On March 14, 2023, we completed the Enterprise Apps Spin-off and subsequent KINS Business Combination (the “KINS Closing”) In connection with the KINS Closing, KINS was renamed CXApp Inc. (“New CXApp”). Pursuant to the KINS Transaction Agreements, Inpixon contributed to CXApp cash and certain assets and liabilities constituting the Enterprise Apps Business, including certain related subsidiaries of Inpixon, to CXApp (the “CXApp Contribution”). In consideration for the CXApp Contribution, CXApp issued to Inpixon additional shares of CXApp common stock such that the number of shares of CXApp common stock then outstanding equaled the number of shares of CXApp common stock necessary to effect the KINS Distribution. Pursuant to the KINS Distribution, Inpixon shareholders as of the KINS Record Date received one share of CXApp common stock for each share of Inpixon common stock held as of such date. Pursuant to the KINS Merger Agreement, each share of Legacy CXApp common stock was thereafter exchanged for the right to receive 0.09752221612415190 of a share of New CXApp Class A common stock (with fractional shares rounded down to the nearest whole share) and 0.3457605844401750 of a share of New CXApp Class C common stock (with fractional shares rounded down to the nearest whole share). New CXApp Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the KINS Merger and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. Upon the closing of the KINS Business Combination, Inpixon’s existing securityholders held approximately 50.0% of the shares of New CXApp common stock outstanding. The Enterprise Apps Spin-off was expected to be tax-free to Inpixon and its stockholders for U.S. federal income tax purposes. If the Business Combination with XTI is completed, the Enterprise Apps Spin-off would become taxable to Inpixon.

On March 15, 2023, New CXApp began regular-way trading on NASDAQ under the ticker symbol “CXAI.” Inpixon continues to trade under the ticker symbol “INPX.”

Effective as of October 7, 2022, we effected a reverse stock split of our authorized and issued and outstanding common stock at a ratio of 1-for-75, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2).

Corporate Information

We currently have four operating subsidiaries: (i) Inpixon Limited (100% ownership) based in Slough, United Kingdom; (ii) Inpixon GmbH (100% ownership) based in Ratingen, Germany; (iii) Game Your Game, Inc., based in Palo Alto, CA (55.4%); and (iv) Inpixon India Limited (82.5% ownership) based in Hyderabad, India;. In addition, Active Mind Technology Ltd. and Active Mind Technology R&D, both based in Galway, Ireland, are indirect subsidiaries of the Company and the wholly-owned subsidiaries of Game Your Game Inc. Nanotron Technologies GmBh (“Nanotron”), based in Berlin, Germany is an indirect subsidiary of the Company and the wholly-owned subsidiary of Inpixon GmbH and IntraNav GmbH, based in Eschborn, Germany (“IntraNav”) is an indirect subsidiary of the Company and the wholly-owned subsidiary of Nanotron.

Our principal executive offices are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Hyderabad, India, Berlin Germany, Ratingen, Germany, Eschborn, Germany, and Slough, UK. Our Internet website is www.inpixon.com. The information on, or that can be accessed through, our website is not part of this report, and you should not rely on any such information in making any investment decision relating to our common stock.

THE OFFERING

Common stock offered by us	shares.

Size of offering	Up to $10,000,000.

Offering price per share	$ .

Shares of common stock outstanding immediately prior to this offering	[●] shares.

Shares of common stock outstanding immediately after this offering	shares.

Lock-ups

Use of proceeds	We intend to use the net proceeds from this offering for working capital. For more information on such terms, see “Use of Proceeds”.

Nasdaq Capital Market symbol	INPX

Reverse stock split	Our Board of Directors and stockholders have approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio between one-for-two and one-for two-hundred with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement. We anticipate that following the effectiveness of the registration statement of which this prospectus forms a part, and in connection with the closing of the transaction contemplated by the XTI Merger Agreement, our Board of Directors will determine the reverse stock split ratio (“Inpixon Reverse Split”). Except where specifically noted, all information in this prospectus does not give effect to any Inpixon Reverse Split.

Risk factors	Investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our common stock.

Best efforts offering	We have agreed to offer and sell the shares offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the shares offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the shares offered by this prospectus. See “Plan of Distribution” on page 46 of this prospectus.

Unless otherwise indicated, the number of shares of our common stock outstanding prior to this offering is based on 174,244,012 shares of common stock outstanding as of December 19, 2023, and excludes as of such date:

●	33 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $88,034,906.86 per share;

●	278,986 shares of common stock issuable upon the exercise of outstanding stock options under the Company’s 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $82.82 per share;

●	58,392,224 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan and any other additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	34 shares of common stock issuable upon the exercise of warrants originally issued in January of 2019 at an exercise price of $11,238.75 per share;

●	73 shares of common stock issuable upon the exercise of Series A warrants originally issued in August of 2019 at an exercise price of $936.56 per share;

●	3,846,153 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.85 per share;

●	91,868,852 shares of common stock issuable upon the exercise of warrants at an exercise price equal to the lower of (i) $0.26 per share and (ii) 90% of the lowest VWAP of the common stock for the five trading days immediately prior to the date on which a notice of exercise is submitted to the Company (the “Adjusted Exercise Price”); provided, however, that the exercise price shall not be less than $0.10; and provided further that any exercise at an Adjusted Exercise Price will be subject to the Company’s consent unless the trading price of the common stock as of the time the notice of exercise is delivered to the Company is at least 10% or more above the prior trading day’s Nasdaq Official Closing Price;

●	49,131,148 shares of common stock issuable upon the exercise of warrants at an exercise price equal to $0.07324 per share; provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the exercise price to $0.0513 per share;

●	1 share of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $16,740.00 per share;

●	12 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $11,238.75 per share; and

●	any additional shares of common stock issued after December 19, 2023, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to this Offering and our Securities

Our common stock may be delisted from the Nasdaq Capital Market which could negatively impact the price of our common stock, liquidity and our ability to access the capital markets.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “INPX.” The listing standards of the Nasdaq Capital Market provide that a company, in order to qualify for continued listing, must maintain a minimum stock price of $1.00 and satisfy standards relative to minimum stockholders’ equity, minimum market value of publicly held shares and various additional requirements. If the Nasdaq Stock Market LLC, or Nasdaq, delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

●	limited availability of market quotations for our securities;

●	a determination that the common stock is a “penny stock” which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of common stock;

●	a limited amount of analyst coverage, if any; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Delisting from the Nasdaq Capital Market could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

On April 14, 2023, Nasdaq notified us that for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), we were provided 180 calendar days, or until October 11, 2023, to regain compliance with the minimum bid price requirement. We were not able to regain compliance within this 180-day period; however, on October 12, 2023, we received notice from Nasdaq that we were granted an additional 180 calendar days, or until April 8, 2024, to regain compliance with the minimum bid price requirement.

However, on November 9, 2023, we received notice (the “November 9 Letter”) from Nasdaq that Nasdaq had determined that as of November 8, 2023, our securities had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of Listing Rule 5810(c)(3)(A)(iii) which states in part: if during any compliance period specified in Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security (the “Low Priced Stocks Rule”). As a result, the Staff has issued a letter notifying us of its determination to delist our securities from Nasdaq effective as of the opening of business on November 20, 2023, unless we requested an appeal of the Staff’s determination on or prior to November 16, 2023, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

We have requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the determination described in the November 9 Letter and to address compliance with the Low-Priced Stocks Rule and such hearing was initially scheduled for February 22, 2024 and then subsequently rescheduled for February 6, 2024. We may cure the bid price deficiency to regain compliance with the Low Priced Stock Rule by effecting a reverse stock split to increase the price per share of its common stock. A reverse stock split also would be expected to allow us to regain compliance with the minimum bid price requirement. At a special meeting of stockholders held on September 29, 2023, we obtained the necessary stockholder approval of an amendment to our articles of incorporation to effect a reverse stock split of our outstanding common stock, at a ratio between 1-for-2 and 1-for-50 (the “Reverse Split Ratio”), to be determined at the discretion of our board of directors. At a special in lieu of annual meeting held on December 8, 2023, our stockholders approved an increase in the maximum range of the Reverse Split Ratio to 1-for-200. We also intend to seek an increase in the Reverse Split Ratio for the purpose of satisfying the bid price requirements applicable for initial listing applications in connection with the closing of the XTI transaction. The proposed transaction between us and XTI is anticipated to close prior to the end of this year and as a result, we expect that we will be able to cure the bid price deficiencies in connection with the closing of the XTI transaction. While the appeal process is pending, the suspension of trading of our common stock will be stayed and our common stock will continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. There are no assurances that a hearing would be granted, that a favorable decision would be obtained from the Panel if a hearing is held or that the undertaking of a reverse stock split or the effectiveness of a reverse stock split will enable us to maintain the listing of our common stock on the Nasdaq Capital Market.

If our shares of common stock lose their status on Nasdaq, we believe that they would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by OTC Markets Group Inc., commonly referred to as the Pink Open Market and we may also qualify to be traded on their OTCQB market (The Venture Market). These markets are generally not considered to be as efficient as, and not as broad as, Nasdaq. Selling our shares on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock or even holding our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

The best efforts structure of this offering may have an adverse effect on our business plan.

The placement agent is offering the shares in this offering on a best efforts basis. The placement agent is not required to purchase any shares, but will use its best efforts to sell the shares offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. The success of this offering will impact our ability to use the proceeds to execute our business plan. We may have insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of                 shares of common stock at the public offering price of $                per share, less the placement agent fees and estimated offering expenses payable by us in each case, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $                 per share, representing the difference between the public offering price per share of $                and the as adjusted net tangible book value per share of our common stock of $                 as of September 30, 2023. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

In addition, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested. See “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds for working capital. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline and could have an adverse effect on the market price of our common stock.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Our articles of incorporation allows us to issue up to 500,000,000 shares of our common stock, par value $0.001 per share, and to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of preferred stock, par value $0.001 per share. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive common stock or the perception that such sales could occur.

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or preferred stock converted or other shares issued, you may experience further dilution.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan and complete prospective acquisitions;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	operating results that fall below expectations;

●	changes in our capital structure;

●	costs associated with our acquisitions of companies, assets and technologies;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies or news relating to such technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Risks Related to Our Operations and the XTI Proposed Transaction

We have outstanding debt. Such indebtedness, along with the other contractual commitments of our Company, could adversely affect our business, financial condition and results of operations.

As of December 19, 2023, we have an outstanding principal and interest balance of approximately $0.2 million underlying the promissory note issued to a holder which matures on May 17, 2024 (the “July 2022 Note”) and an outstanding principal and interest balance of approximately $10.3 million underlying the promissory note issued to the same holder which matures May 17, 2024 (the “December 2022 Note”).

In addition, the noteholder may require us to redeem (i) 1/3 of the initial principal balance of the July 2022 Note and (ii) 1/6 of the initial principal balance of the December 2022 Note plus any interest accrued under the December 2022 Note each month in cash beginning on the date that is 6 months from the original issue date. The ability to meet payment and other obligations under these notes depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control, including the risk factors described in our most recent Annual Report on Form 10-K. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure debt, exchange debt for other securities, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet debt payment and other obligations, which could have a material adverse effect on our financial condition.

In addition, so long as these notes are outstanding, the holders will have a right of first refusal on certain equity-linked financings and will be entitled to participate in certain equity or debt financings, in each case, subject to certain exceptions. The existence of these rights may deter potential financing sources and may lead to delays in our ability to close proposed financings. Any delay or inability to complete a financing when needed could have a material adverse effect on our financial condition.

We may also incur additional indebtedness in the future. If new debt or other liabilities are added to our current consolidated debt levels, the related risks that we now face could intensify.

The XTI Proposed Transaction is subject to the satisfaction of certain conditions, which may not be satisfied on a timely basis, if at all.

The XTI Proposed Transaction is subject to approval by our stockholders, approval by Nasdaq of the listing of shares of our common stock to be issued in connection with the XTI Proposed Transaction, and approval by Nasdaq of the initial listing of the combined company’s common stock on Nasdaq, as well as other conditions set forth in the Merger Agreement, which must be satisfied or waived to complete the XTI Proposed Transaction. We cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the XTI Proposed Transaction will not occur or will be delayed, and we may lose some or all of the intended benefits of the XTI Proposed Transaction.

Failure to complete the XTI Proposed Transaction may result in either Inpixon or XTI paying a termination fee to the other party. Payment by us of a termination fee could materially and adversely affect our financial condition and termination of the transaction could have a material adverse effect on the market price of our common stock and negatively affect its future business and operations.

Inpixon securityholders may not realize a benefit from the XTI Proposed Transaction commensurate with the ownership dilution they will experience in connection with the XTI Proposed Transaction.

We may not be able to achieve the full strategic and financial benefits expected to result from the XTI Proposed Transaction. Further, such benefits, if ultimately achieved, may be delayed. If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the XTI Proposed Transaction, our stockholders will have experienced substantial dilution of their ownership interests, without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the XTI Proposed Transaction.

The market price of our common stock may also decline as a result of the XTI Proposed Transaction for a number of reasons, including:

●	if investors react negatively to the prospects of the combined company’s products and services, business and financial condition following the closing of the XTI Proposed Transaction;

●	the effect of the XTI Proposed Transaction on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the XTI Proposed Transaction as rapidly or to the extent anticipated by financial or industry analysts.

The historical unaudited pro forma condensed combined financial information may not be representative of the combined company’s results after the merger.

The historical unaudited pro forma condensed combined financial information for XTI and Inpixon has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the XTI Proposed Transaction been completed as of the date indicated, nor is it indicative of future operating results or financial position.

The market price of our common stock following the XTI Proposed Transaction may decline as a result of the merger.

The market price of our common stock may decline as a result of the XTI Proposed Transaction for a number of reasons, including if:

●	investors react negatively to the prospects of the combined company’s business and financial condition following the merger;

●	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

Inpixon securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the closing as compared to their current ownership and voting interest in the respective companies.

If the proposed merger is completed with XTI, the current securityholders of Inpixon will own a smaller percentage of the combined company than their ownership in Inpixon prior to the merger. Accordingly, the issuance of shares of our common stock to XTI equityholders in the merger will reduce significantly the relative voting power of each share of Inpixon common stock held by our current stockholders. Consequently, Inpixon stockholders as a group will have less influence over the management and policies of the combined company after the merger than prior to the merger.

In addition, the board of directors for the post-merger combined company is expected to be comprised of a total of five or seven directors, such final number to be agreed by Inpixon and XTI prior to the Closing, and the chief executive officer of the combined company will be Scott Pomeroy. If the parties determine there will be a total of five directors post-Closing, two of them will have been nominated by Inpixon prior to the Closing, and at least one of which will be an independent director. If the parties determine there will be a total of seven directors post-Closing, three of them will have been nominated by Inpixon prior to the Closing, and at least two of which will be independent directors. Consequently, security holders of both Inpixon and XTI will be able to exercise less influence over the management and policies of the combined company following the Closing than they currently exercise over the management and policies of their respective companies.

The pendency of the XTI Proposed Transaction could have an adverse effect on the trading price of our common stock and our business, financial condition and prospects.

The pendency of the merger could disrupt Inpixon’s business in many ways, including:

●	the attention of its remaining management and employees may be directed toward the completion of the merger and related matters and may be diverted from Inpixon’s day-to-day business operations; and

●	third parties may seek to terminate or renegotiate their relationships with Inpixon as a result of the merger, whether pursuant to the terms of their existing agreements with Inpixon or otherwise.

Should they occur, any of these matters could adversely affect the trading price of Inpixon common stock or harm its business, financial condition and prospects.

Litigation relating to the merger could require Inpixon or XTI to incur significant costs and suffer management distraction, and could delay or enjoin the merger.

On August 21, 2023, a purported Inpixon shareholder filed a lawsuit in the United States District Court for the Northern District of California against Inpixon and its directors. Another shareholder filed a substantially similar suit in the same court against the same parties on August 24, 2023. The cases are styled Busby v. Inpixon, Case No. 3:23-cv-04249 (N.D. Cal.) and Panovski v. Inpixon, Case No. 4:23-cv-04330-KAW (N.D. Cal.). Both suits allege that Inpixon filed a purportedly misleading Form S-4 on August 14, 2023 that omits material information regarding the process leading to the merger and the analysis performed by Inpixon’s financial advisor in connection with the merger. The suits assert claims under Section 14(a) and Section 20 of the Exchange Act and seek injunctive relief, damages, costs, attorneys’ fees, and other relief. Inpixon has also received demand letters from multiple purported Inpixon shareholders alleging that the Form S-4 omits or misstates material information regarding similar topics as alleged in the lawsuits, as well as material information pertaining to other topics, including information pertaining to the compensation and business or financial relationships of Inpixon’s financial advisor for the proposed transaction. The letters demand that Inpixon make supplemental disclosures to correct the alleged misstatements and omissions. It is possible that Inpixon may be named in additional suits or receive additional demand letters containing similar allegations or asserting additional allegations or claims regarding the merger.

While Inpixon does not believe the above demands and claims will hinder the merger, Inpixon and XTI could be subject to additional demands or litigation related to the merger, whether or not the merger is consummated. Regardless of the merits of any particular claim, such actions may create uncertainty relating to the merger, or delay or enjoin the merger, and responding to such actions could divert time, resources and management’s attention away from Inpixon’s or XTI’s business operations, as applicable.

Risks Related to the Separation and Distribution

The proposed spin-off may not be completed on the currently contemplated timeline, or at all, may cause us to incur more expenses than anticipated and may not achieve the intended benefits.

The separation of Grafiti from Inpixon is subject to the effectiveness of a registration statement. There can be no assurance as to when the spin-off will occur. We expect the process of completing the proposed spin-off will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate, may increase in the event that the timing of the spin-off is delayed and may not yield intended benefits. Completing the proposed spin-off, as well as performing our obligations under the transition services agreement to be entered into with Inpixon or any successor to Inpixon for a period of time after the separation and distribution will require significant time and attention from our senior management and employees, which could adversely affect our business, financial results and results of operations.

Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation and distribution, which could materially and adversely affect our business, financial condition and results of operations and lead to increased volatility in the price of our common share.

After the spin-off, certain members of management and directors will hold stock in both Inpixon and Grafiti, and as a result may face actual or potential conflicts of interest.

After the spin-off, certain of the management and directors of each of Inpixon and Grafiti may own both Inpixon common stock and Grafiti common shares and may also receive equity awards issued by Grafiti. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Inpixon’s management and directors face decisions that could have different implications for Grafiti and Inpixon. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Grafiti and Inpixon regarding the terms of the agreements governing the spin-off and our relationship with Inpixon thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that Grafiti or Inpixon may enter into in the future.

We expect the distribution to be a taxable event and you may need to use cash from other sources to cover your tax liability.

We anticipate that the distribution will be a taxable event for U.S. federal income tax purposes. If you, as a U.S. holder, receive Grafiti common shares in the distribution, you will generally be treated as receiving a taxable distribution equivalent to the fair market value of the Grafiti common shares. If the distribution causes you to recognize taxable income, you will need to use cash from other sources to pay your tax liability because we will not be distributing cash in addition to the Grafiti common shares.

Risks Related to the Damon Business Combination

If the Damon Business Combination is consummated, Grafiti shareholders will experience substantial dilution.

It is anticipated that, upon the consummation of the Damon Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Damon Business Combination, will retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

The consummation of the Damon Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Damon Business Combination may not be completed.

Even if the Damon Business Combination is approved by the Damon securityholders and the applicable British Columbia court, other specified conditions such as Nasdaq Stock Market approval of the initial listing of the Grafiti common shares must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Damon Business Combination. Grafiti and Damon may not satisfy all of the conditions to the closing in the Business Combination Agreement, and, accordingly, the Damon Business Combination may not be completed. If the closing conditions are not satisfied or waived, the Damon Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Inpixon, Grafiti and Damon to each lose some or all of the intended benefits of the Damon Business Combination. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the Closing, or Grafiti or Damon may elect to terminate the Business Combination Agreement in certain other circumstances.

The Damon Business Combination may be completed even though certain events occur prior to the closing that materially and adversely affect Grafiti or Damon.

The Business Combination Agreement provides that either Grafiti or Damon can refuse to complete the Damon Business Combination if there is a material adverse change affecting the other party between October 23, 2023, the date of the Business Combination Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Damon Business Combination, even if such change could be said to have a material adverse effect on either party, including:

●	general changes in the financial or securities markets or general economic or political conditions in the country or region in which either party does business, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes, conditions or effects that generally affect the industries in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States or the Public Health Agency of Canada), and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses; and

●	any failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

If adverse changes occur and Grafiti and Damon still complete the Damon Business Combination, the market price of the combined company’s common shares may suffer. This in turn may reduce the value of the Damon Business Combination to the shareholders of Grafiti (which will include holders of Inpixon securities that are entitled to participate in the spinoff), Damon or both.

Inpixon, Grafiti and each of their officers and directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Damon Business Combination, that may result in adverse outcomes, including preventing the Damon Business Combination from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed Damon Business Combination are frequently subject to litigation or other legal proceedings, including actions alleging that the Inpixon or Grafiti board of directors (“Inpixon or Grafiti Board”) breached their fiduciary duties to their shareholders by entering into the Business Combination Agreement or otherwise. Inpixon, Grafiti and its officers and directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Damon Business Combination. Such claims, suits and legal proceedings are inherently uncertain, and their results cannot be predicted with certainty. An adverse outcome in such legal proceedings, as well as the costs and efforts of a defense even if successful, can have an adverse impact on Inpixon, Grafiti or Damon because of legal costs, diversion or distraction of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such legal proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders, which could in the future materially and adversely affect Inpixon, Grafiti’s or Damon’s business, operating results and financial condition. Furthermore, one of the conditions to the completion of the Damon Business Combination is there must not be in force any governmental order enjoining or prohibiting the consummation of the Damon Business Combination (provided that the governmental authority issuing such governmental order has jurisdiction over the parties to the Business Combination Agreement and the transactions contemplated thereby). As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Damon Business Combination, that injunction may prevent the Damon Business Combination from becoming effective or from becoming effective within the expected time frame.

The announcement of the proposed Damon Business Combination could disrupt Inpixon’s, Grafiti’s and Damon’s relationships with their respective customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the Damon Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Damon Business Combination on Damon’s business include the following:

●	employees may experience uncertainty about their future roles, which might adversely affect each party’s ability to retain and hire key personnel and other employees; and

●	the parties have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

The exercise of the Inpixon or Grafiti’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Damon Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Damon Business Combination or waivers of conditions are appropriate and in Inpixon or Grafiti shareholders’ best interest.

In the period leading up to the closing, events may occur that, pursuant to the Business Combination Agreement, may require Inpixon or Grafiti to agree to amend the Business Combination Agreement, consent to certain actions taken by Damon or waive rights that Inpixon or Grafiti are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Grafiti’s business or a request by Damon to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Damon’s business and would entitle Grafiti to terminate the Business Combination Agreement. In any of such circumstances, it would be at Inpixon or Grafiti’s discretion, acting through the Grafiti Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the risk factor “Risks Related to the Separation and Distribution - After the spin-off, certain members of management and directors will hold stock in both Inpixon and Grafiti, and as a result may face actual or potential conflicts of interest” and described elsewhere in this information statement may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Inpixon, Grafiti and the Inpixon or Grafiti shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

Grafiti and Damon will incur significant transaction and transition costs in connection with the Damon Business Combination.

Each of the parties has incurred and expects that it will continue to incur significant, non-recurring costs in connection with consummating the Damon Business Combination and operating as an independent reporting company following the consummation of the Damon Business Combination. Grafiti and Damon may also incur additional costs to retain key employees. Grafiti and Damon will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Damon Business Combination, and will be for the account of the party incurring such fees, expenses and costs or paid by Grafiti following the closing of the Damon Business Combination. Some of these costs are payable regardless of whether the Damon Business Combination is completed. Additionally, if the Business Combination Agreement is terminated by Damon or Grafiti due to the other’s breach of certain representations, warranties and covenants, the breaching party will pay the other all reasonable and documented transaction expenses of the other up to $1 million. Inpixon is responsible for paying any such costs that may be required to be paid by Grafiti.

If the Damon Business Combination is terminated, Inpixon will not be able to immediately recover its investment in the Bridge Note, which will remain outstanding in accordance with its terms.

In connection with the Damon Business Combination and immediately following the execution of the Business Combination Agreement, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3 million together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3 million. If the Damon Business Combination is terminated in accordance with the Business Combination Agreement, Inpixon may only receive a termination fee of $2 million in limited circumstances and will not be able to immediately recover the $3 million cash paid in respect of the Bridge Note. In case of such termination, Inpixon shall continue to hold the Bridge Note until its maturity in accordance with the terms thereof.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or similar terms. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our history of losses;

●	our ability to achieve profitability;

●	our limited operating history with recent acquisitions;

●	the possibility that anticipated tax treatment and benefits of the spin-off of our enterprise apps business or any other strategic transaction that we undertake may not be achieved;

●	risks related to the spin-off of our enterprise apps business that recently closed or any other strategic transactions that we may undertake, including the proposed transactions with XTI Aircraft Company and Damon Motors, Inc.;

●	our ability to successfully integrate companies or technologies we acquire;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture or deliver any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers, including, but not limited to increases in inflation rates and rates of interest, supply chain challenges, increased costs for materials and labor, cybersecurity attacks, other lingering impacts resulting from COVID-19, and the Russia/Ukraine and Israel/Hamas conflicts;

●	our ability to obtain adequate financing in the future as needed;

●	our ability to consummate strategic transactions which may include acquisitions, mergers, dispositions involving us and any of our business units or other strategic investments;

●	our ability to attract, retain and manage existing customers;

●	our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market;

●	lawsuits and other claims by third parties or investigations by various regulatory agencies that we may be subjected to and are required to report, including but not limited to, the U.S. Securities and Exchange Commission;

●	our success at managing the risks involved in the foregoing items; and

●	impact of any changes in existing or future tax regimes.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $[●] million (assuming the sale of all shares offered hereby at the assumed public offering price of $[●] per share, which represents the closing sale price of our common stock on Nasdaq on December [●], 2023, after deducting expenses relating to this offering payable by us estimated at approximately $[●] million, including placement agent fees and expenses.

	100% of Shares Sold		% of Total		50% of Shares Sold		% of Total		25% of Shares Sold		% of Total
Gross Proceeds from Offering		$10,000,000				$5,000,000				$2,500,000

Use of Proceeds
Placement Agent Fees	$			%	$			%	$			%
Offering Expenses	$			%	$			%	$			%
General Corporate	$			%	$			%	$			%
Total Use of Proceeds		$10,000,000	100.0%			$5,000,000	100.0%			$2,500,000	100.0%

We intend to use the net proceeds from the offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

Our management will have broad discretion as to the allocation of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization, each as of September 30, 2023:

●	on an actual basis as of September 30, 2023;

●

on a pro forma basis to give effect to the issuance of 49,131,148 Exercised Shares upon the exercise of Existing Warrants pursuant to the Inducement Agreements (46,555,462 Exercised Shares were issued on December 19, 2023 and 2,575,686 Exercised Shares have not been issued due to beneficial ownership blockers), for which the Company received aggregate gross proceeds of $2,520,427.88; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale of shares in this offering at an assumed public offering price of $[●] per share, which is the last reported sale price for our common stock on the Nasdaq Capital Market on December [●], 2023, and an aggregate offering amount of $10.0 million, after deducting the placement agent fees and estimated offering expenses payable by us.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarters ended September 30, 2023, June 30, 2023 and March 31, 2023, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated by reference in this prospectus.

	As of September 30, 2023 (in thousands, except number of shares and par value data)
	Actual	Pro Forma	Pro Forma As Adjusted (1)
Cash, cash equivalents and short-term investments	$13,489	15,751	$
Stockholders’ Equity:
Preferred stock - $0.001 par value; 5,000,000 shares authorized, consisting of Series 4 Convertible Preferred Stock - 10,415 shares authorized; 1, 1 and 1 issued and outstanding, actual, pro forma and pro forma as adjusted, Series 5 Convertible Preferred Stock - 12,000 shares authorized; 126, 126 and 126 issued and outstanding, actual, pro forma and pro forma as adjusted	-	-
Common Stock - $0.001 par value; 500,000,000 shares authorized; 111,692,177, 160,823,325 and [●] outstanding, actual, pro forma and pro forma as adjusted	112	161
Additional paid-in capital	358,692	359,003
Treasury stock, at cost, 1 share	(695)	(695)
Accumulated other comprehensive income	41	41
Accumulated deficit	(347,971)	(345,578)
Stockholders’ Equity Attributable to Inpixon	10,179	12,932
Non-controlling Interest	(2,297)	(2,297)
Total Stockholders’ Equity	7,882	10,635

(1)	A $[●] increase or decrease in the assumed combined public offering price of $[●] per share, which is the last reported sale price of our common stock on Nasdaq on December [●], 2023, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $[●], assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, a [●] share increase or decrease in the number of shares offered by us, based on the assumed combined public offering price of $[●] per share, would increase or decrease our as adjusted cash and cash equivalents, and total stockholders’ equity by approximately $[●], after deducting the estimated placement agent fees and estimated offering expenses payable by us.

The foregoing table is based on 111,692,177 shares of our common stock outstanding as of September 30, 2023, and, excludes, as of that date, the following:

●	41 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $96,879,849.80 per share;

●	285,129 shares of common stock issuable upon the exercise of outstanding stock options under the Company’s 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $83.37 per share;

●	55,386,081 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan and any other additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	34 shares of common stock issuable upon the exercise of warrants at an exercise price of $11,238.75 per share;

●	73 shares of common stock issuable upon the exercise of Series A warrants at an exercise price of $936.56 per share;

●	3,846,153 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.85 per share;

●	141,000,000 shares of common stock issuable upon the exercise of warrants at an exercise price equal to the lower of (i) $0.26 per share and (ii) 90% of the lowest VWAP of the common stock for the five trading days immediately prior to the date on which a notice of exercise is submitted to the Company (the “Adjusted Exercise Price”); provided, however, that the exercise price shall not be less than $0.10; and provided further that any exercise at an Adjusted Exercise Price will be subject to the Company’s consent unless the trading price of the common stock as of the time the notice of exercise is delivered to the Company is at least 10% or more above the prior trading day’s Nasdaq Official Closing Price;

●	1 share of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $16,740.00 per share;

●	12 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $11,238.75 per share; and

●	any additional shares of common stock issued after September 30, 2023, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

DILUTION

Our historical net tangible book value as of September 30, 2023 was approximately $4.2 million, or $0.04 per share. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after giving effect to this offering.

After giving effect to the issuance of 49,131,148 Exercised Shares upon the exercise of Existing Warrants pursuant to the Inducement Agreements (46,555,462 Exercised Shares were issued on December 19, 2023 and 2,575,686 Exercised Shares have not been issued due to beneficial ownership blockers), for which the Company received aggregate gross proceeds of $2,520,427.88, our pro forma as adjusted net tangible book value as of September 30, 2023 would have been approximately $6.5 million, or $0.04 per share.

After giving effect to the sale by us of [●] shares of common stock at an offering price of $[●] per share of common stock for aggregate gross proceeds of approximately $10 million in this offering, after deducting the placement agent’s fees and expenses, our pro forma net tangible book value as of September 30, 2023 would have been approximately $[●] million, or $[●] per share. This represents an immediate decrease in net tangible book value of $[●] per share to our existing stockholders and an immediate accretion of $[●] per share to the investors participating in this offering.

The following table illustrates this per share dilution to the new investor purchasing the securities in this offering:

Offering price per share				$	[●	]
Historical net tangible book value per share as of September 30, 2023		$0.04
Pro forma net tangible book value per share as of September 30, 2023		$0.04
Decrease in pro forma as adjusted net tangible book value per share attributable to the investors purchasing shares in this offering	$	[●	]
Pro forma as adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering				$	[●	]
Accretion per share to the investors in this offering				$	[●	]

The foregoing table is based on 111,692,177 shares of our common stock outstanding as of September 30, 2023, and, excludes, as of that date, the following:

●	41 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $96,879,849.80 per share;

●	285,129 shares of common stock issuable upon the exercise of outstanding stock options under the Company’s 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $83.37 per share;

●	55,386,081 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan and any other additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	34 shares of common stock issuable upon the exercise of warrants at an exercise price of $11,238.75 per share;

●	73 shares of common stock issuable upon the exercise of Series A warrants at an exercise price of $936.56 per share;

●	3,846,153 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.85 per share;

●	141,000,000 shares of common stock issuable upon the exercise of warrants at an exercise price equal to the lower of (i) $0.26 per share and (ii) 90% of the lowest VWAP of the common stock for the five trading days immediately prior to the date on which a notice of exercise is submitted to the Company (the “Adjusted Exercise Price”); provided, however, that the exercise price shall not be less than $0.10; and provided further that any exercise at an Adjusted Exercise Price will be subject to the Company’s consent unless the trading price of the common stock as of the time the notice of exercise is delivered to the Company is at least 10% or more above the prior trading day’s Nasdaq Official Closing Price;

●	1 share of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $16,740.00 per share;

●	12 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $11,238.75 per share; and

●	any additional shares of common stock issued after September 30, 2023, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

To the extent that the outstanding options or warrants are exercised or preferred stock converted, new investors will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of securities, the issuance of those securities could result in further dilution to our stockholders.

MARKET PRICE AND DIVIDEND POLICY

Our shares of common stock are currently listed on The Nasdaq Capital Market under the symbol “INPX”. On December 19, 2023, the last reported sales price of our common stock on Nasdaq was $0.0618.

Holders of Record

As of December 19, 2023, we had approximately 166 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid cash dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Issuer Purchases of Equity Securities

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of Inpixon common stock as of December 19, 2023 by the following individuals or entities:

●	each of Inpixon’s directors;

●	each of Inpixon’s named executive officers;

●	all of Inpixon’s current directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by Inpixon to beneficially own more than 5% of Inpixon common stock.

As of December 19, 2023, 174,244,012 shares of Inpixon common stock were issued and outstanding. Except as indicated in the footnotes to the following table, subject to applicable community property laws, each stockholder named in the table has sole voting and investment power. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of Inpixon common stock that could be acquired by the exercise of stock options, warrants or other rights within 60 days of December 19, 2023 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. This table does not give effect to an Inpixon Reverse Split. The address for each stockholder named below is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303.

Except as contemplated by the merger with XTI, Inpixon does not know of any arrangements the operation of which may at a subsequent date result in a change in control of Inpixon.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Greater than 5% Stockholders:
John Nash	19,681,700	(2)	9.99%
Anson	24,024,280	(3)	9.99%
Walleye Opportunities Master Fund Ltd.	19,424,300	(4)	9.99%
Kantor Family Investments, Inc.	18,691,360	(5)	9.99%
Howard Godofsky	17,593,258	(6)	9.56%
Streeterville Capital, LLC	9,785,576	(7)	5.46%
Named Executive Officers and Directors
Nadir Ali	70,636	(8)	*
Leonard Oppenheim	2,680	(9)	*
Kareem Irfan	2,679	(10)	*
Tanveer Khader	2,680	(11)	*
Soumya Das	31,680	(12)	*
Wendy Loundermon	35,344	(13)	*
All executive officers and directors as a group (6 persons)	145,699	(14)	*

*	Represents beneficial ownership of less than 1%.

(1)	Based on 174,244,012 shares outstanding as of December 19, 2023.

(2)	Includes (i) 17,424,314 shares of common stock held by John Nash and (ii) 2,257,386 shares of common stock issuable upon the exercise of the Existing Warrants held by Mr. Nash. The number of shares beneficially owned by Mr. Nash excludes (i) 2,575,686 shares of common stock which have been exercised under the Existing Warrants held by Mr. Nash, but remain unissued, as a result of a 9.99% beneficial ownership blocker and (ii) 17,742,614 shares of common stock issuable upon the exercise of the New Warrants held by Mr. Nash, which are subject to a 9.99% ownership blocker. The address of Mr. Nash is 1780 South Post Oak Lane, Houston, TX 77056.

(3)	Includes 24,024,280 shares of common stock issuable upon the exercise of the Existing Warrants held, in the aggregate, by Anson East Master Fund LP and Anson Investments Master Fund LP (“Anson”), in the aggregate. The number of shares beneficially owned by Anson excludes 41,975,720 shares of common stock issuable upon the exercise of the Existing Warrants held by Anson, which are subject to a 9.99% ownership blocker. Without regard to the ownership blocker, Anson Investments Master Fund LP beneficially owns 52,800,000 shares of common stock issuable upon the exercise of the Existing Warrants and Anson East Master Fund LP beneficially owns 13,200,000 shares of common stock issuable upon the exercise of the Existing Warrants. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson, hold voting and dispositive power over the shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Includes 19,424,300 shares of common stock issuable upon the exercise of the Existing Warrants held by Walleye Opportunities Master Fund Ltd. (“Walleye”). The number of shares beneficially owned by Walleye excludes 575,700 shares of common stock issuable upon the exercise of the Existing Warrants held by Walleye, which are subject to a 9.99% ownership blocker. William England has voting and dispositive power over shares held by Walleye. The address of Walleye is 2800 Niagra Lane North, Plymouth MN 55447.

(5)	Includes (i) 4,537,595 shares of common stock issuable upon the exercise of the New Warrants held by Kantor Family Investments, Inc. (“Kantor”), (ii) 2,469,895 shares of common stock issuable upon the exercise of the Existing Warrants held by Kantor and (iii) 11,683,870 shares of common stock held by Kantor. The number of shares beneficially owned by Kantor excludes 5,663,075 shares of common stock issuable upon the exercise of the New Warrants held by Kantor, which are subject to a 9.99% ownership blocker. Brian Kantor has voting and dispositive control over the shares held by Kantor. The address of Kantor is 21290 N.E. 23rd Ave., Miami, FL 33180.

(6)	Includes (i) 7,846,669 shares of common stock issuable upon the exercise of the New Warrants held by Howard Godofsky, (ii) 1,899,920 shares of common stock issuable upon the exercise of the Existing Warrants held by Mr. Godofsky and (iii) 7,846,669 shares of common stock held by Mr. Godofsky. The address of Mr. Godofsky is 1850 S. Ocean Drive, Unit 2705, Hallandale Beach, FL 33009.

(7)	Includes (i) 4,892,788 shares of common stock issuable upon the exercise of the New Warrants held by Streeterville Capital, LLC (“Streeterville”) and (ii) 4,892,788 shares of common stock held by Streeterville. John M. Fife has voting and dispositive power over shares held by Streeterville. The address of Streeterville is 303 East Wacker Drive, Suite 1040, Chicago, Illinois 60601.

(8)	Includes (i) 13,649 shares of common stock held of record by Nadir Ali, (ii) 56,985 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023, (iii) 1 share of common stock held of record by Lubna Qureishi, Mr. Ali’s wife, and (iv) 1 share of common stock held of record by the Qureishi Ali Grandchildren Trust, of which Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has shared voting and investment control over the shares held. Excludes an additional 3,323 shares of common stock underlying options that are not exercisable within 60 days of December 19, 2023.

(9)	Includes (i) 2 shares of common stock held of record by Mr. Oppenheim, and (ii) 2,678 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023.

(10)	Includes (i) 1 share of common stock held of record by Mr. Irfan and (ii) 2,678 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023.

(11)	Includes (i) 1 share of common stock owned directly by SyHolding Corp., (ii) 1 share of common stock held of record by Mr. Khader and (iii) 2,678 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.

(12)	Includes (i) 4,803 shares of common stock held of record by Mr. Das, (ii) 26,877 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023. Excludes an additional 1,311 shares of common stock underlying options that are not exercisable within 60 days of December 19, 2023.

(13)	Includes (i) 6,790 shares of common stock held of record by Ms. Loundermon and (ii) 28,554 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023. Excludes an additional 1,667 shares of common stock underlying options that are not exercisable within 60 days of December 19, 2023.

(14)	Includes (i) 25,247 shares of common stock held directly, or by spouse or relative, (ii) 2 shares of common stock held of record by entities, and (iii) 120,450 shares of common stock issuable upon exercise of options exercisable within 60 days of December 19, 2023.

CERTAIN RELATIONSHIPS AND PARTY RELATED TRANSACTIONS

Described below are any transactions occurring since January 1, 2020 and any currently proposed transactions to which Inpixon was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the total assets of Inpixon at year-end for the last two completed fiscal years; and

●	a director (including a director nominee) or executive officer of Inpixon or any member of such person’s immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements.

Sysorex Transactions

Sysorex Revolving Loan

On December 31, 2018, the Company and Sysorex entered into a note purchase agreement (the “Note Purchase Agreement”) pursuant to which the Company agreed to purchase from Sysorex at a purchase price equal to the Loan Amount (as defined below), a secured promissory note (the “Secured Note”) for up to an aggregate principal amount of $3 million (the “Principal Amount”), including any amounts advanced through the date of the Secured Note (the “Prior Advances”), to be borrowed and disbursed in increments (such borrowed amount, together with the Prior Advances, collectively referred to as the “Loan Amount”), with interest to accrue at a rate of 10% percent per annum on all such Loan Amounts, beginning as of the date of disbursement with respect to any portion of such Loan Amount. In addition, Sysorex agreed to pay $20,000 to the Company to cover the Company’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Secured Note (the “Transaction Expense Amount”), all of which amount is included in the Principal Amount. Sysorex may borrow repay and borrow under the Secured Note, as needed, for a total outstanding balance, exclusive of any unpaid accrued interest, not to exceed the Principal Amount at any one time.

All sums advanced by the Company to the Maturity Date (as defined below) pursuant to the terms of the Note Purchase Agreement will become part of the aggregate Loan Amount underlying the Secured Note. All outstanding principal amounts and accrued unpaid interest owing under the Secured Note shall become immediately due and payable on the earlier to occur of (i) 24 month anniversary of the date the Secured Note is issued (the “Maturity Date”), (ii) at such date when declared due and payable by the Company upon the occurrence of an Event of Default (as defined in the Secured Note), or (iii) at any such earlier date as set forth in the Secured Note. All accrued unpaid interest shall be payable in cash. On February 4, 2019, the Secured Note was amended to increase the maximum principal amount that may be outstanding at any time under the Secured Note from $3 million to $5 million. On April 2, 2019, the Secured Note was amended to increase the maximum principal amount that may be outstanding at any time under the Secured Note from $5 million to $8 million. On May 22, 2019, the Secured Note was amended to increase the maximum principal amount that may be outstanding at any time under the Secured Note from $8 million to $10 million. The largest aggregate principal amount owed by Sysorex to the Company during the Reporting Period was approximately $10 million, the amount of principal paid during the Reporting Period was approximately $1.8 million and the interest paid during the Reporting Period was $0. The amount owed by Sysorex to the Company as of December 31, 2021 was approximately $7.7 million. These amounts exclude $275,000 of additional interest that the Company is contractually entitled to accrue from October 1, 2019 through December 31, 2019 and approximately $1.1 million of additional interest from January 1, 2020 through December 31, 2020 in accordance with the terms of the Sysorex Note, but did not accrue due to the uncertainty of repayment. The Secured Note has been classified as “held for sale” and the Company, with the assistance of a third-party valuation firm, estimated the fair value of such using Sysorex financial projections, a discounted cash flow model and a 12.3% discount rate. As a result, the Company established a full valuation allowance as of December 31, 2021. We are required to periodically re-evaluate the carrying value of the note and the related valuation allowance based on various factors, including, but not limited to, Sysorex’s performance and collectability of the note. Sysorex’s performance against those financial projections will directly impact future assessments of the fair value of the note. On March 1, 2020, the Company amended the Secured Note to extend the maturity date of the Secured Note to December 31, 2022, to increase the default interest rate from 18% to 21% or the maximum rate allowable by law and to require a cash payment to the Company by Sysorex against the Loan Amount in an amount equal to no less than 6% of the aggregate gross proceeds raised following the completion of any financing, or series of related financings, in which Sysorex raised aggregate gross proceeds of at least $5 million.

Sysorex Receivable

On February 20, 2019, the Company, Sysorex and Atlas Technology Group, LLC (“Atlas”) entered into a settlement agreement resulting in a net award of $941,796 whereby Atlas agreed to accept an aggregate of 16,655 shares of freely-tradable common stock of the Company in full satisfaction of the award (the “Atlas Settlement Agreement”). The Company and Sysorex each agreed pursuant to the terms and conditions of that certain Separation and Distribution Agreement, dated August 7, 2018, as amended, that 50% of the costs and liabilities related to the arbitration action would be shared by each party following the Spin-off. As a result, Sysorex owed the Company $0.6 million as of December 31, 2020 for the settlement plus the interest accrued during the fiscal year ended December 31, 2020 of $0.1 million.

Sysorex Settlement

On April 14, 2021, the Company entered into a Securities Settlement Agreement (the “SSA”) and a Rights Letter Agreement (the “RLA”), each with Sysorex, whereby Sysorex agreed to satisfy in full its outstanding debt, in the aggregate amount of $9.1 million as of March 31, 2021, owed to us under that certain secured promissory note, originally dated December 31, 2018, as amended from time to time, and in connection with the Atlas Debt Settlement. To effect the Debt Settlement, Sysorex agreed to issue to us (i) pursuant to the terms of the SSA, 12,972,189 shares of its common stock, $0.00001 par value per share, and (ii) rights to acquire 3,000,000 additional shares of its common stock pursuant to the terms of the RLA. The Debt Settlement was entered into in connection with Sysorex’s closing of a reverse triangular merger with TTM Digital Assets & Technologies, Inc.

In connection with the Debt Settlement, the Company also entered into a Registration Rights Agreement, dated as of April 14, 2021 (the “RRA”), with Sysorex and certain other shareholders of Sysorex (the “Holders”). Pursuant to the terms of the RRA, Sysorex was required, subject to certain limitations, to register the resale of the shares of common stock held by the Company, with the U.S. Securities and Exchange Commission (the “SEC”), 90 days following April 14, 2021.

Also, under the RRA, if Sysorex determines to prepare and file with the SEC a registration statement relating to an offering of any of its equity securities, for its own account or the account of others, then the Company will have the right, subject to certain limitations, to require Sysorex to include in such registration statement all or any part of the shares of common stock held by it.

Nadir Ali, Chief Executive Officer and member of the Board, was a member of the board of directors of Sysorex until his resignation on May 14, 2021. Nadir Ali entered into a consulting agreement with Sysorex, pursuant to which he agreed to provide certain business services specified in the agreement for the benefit of Sysorex in exchange for shares of Sysorex’s common stock. The consulting agreement was terminated on October 14, 2021.

Systat License Acquisition

On June 30, 2020 (the “Closing Date”), pursuant to the terms and conditions of that certain Exclusive Software License and Distribution Agreement, dated as of on June 19, 2020, with an effective date of June 1, 2020 (as amended, the “License Agreement”), with Cranes Software International Ltd., a company organized under the laws of India (“Cranes”) and Systat Software, Inc., a Delaware corporation (“Systat,” and together with Cranes, the “Systat Parties”). In accordance with the terms of the License Agreement, on June 30, 2020 (the “License Closing Date”), we acquired (a) an exclusive, worldwide license to use, modify, develop market and distribute certain software, software source, user documentation and related Systat intellectual property, and (b) an exclusive, worldwide sub-license to use, modify, develop, market and distribute software, software source, user documentation and related intellectual property license to Systat by Cranes (collectively, the “Licenses”). In exchange for the Licenses, we paid $2.2 million in cash and we partitioned a portion of the outstanding balance of the Sysorex Note into a new note in an amount equal to $3 million in principal plus accrued interest (the “Closing Note”) and assigned the Closing Note and all rights and obligations thereunder to Systat in accordance with the terms and conditions of that certain Promissory Note Assignment and Assumption Agreement. Pursuant to the License Agreement, we partitioned and assigned to Systat an additional $3.3 million of the principal balance underlying the Sysorex Note as follows: (i) $1.3 million on the three month anniversary of the Closing Date, (ii) $1.0 million on the six month anniversary of the Closing Date and (iii) $1.0 million on March 19, 2021.

In addition, in connection with an amendment to License Agreement dated February 22, 2021, we exercised our option to purchase a portion of the underlying assets of the Sysorex Note, including certain software, trademarks, solutions, domain names and websites from Systat in exchange for $900,000 in cash consideration.

Systat License Agreement

Nadir Ali, the Company’s Chief Executive Officer and a member of the Board, is a related party in connection with the acquisition of the Licenses as a result of his service as a director of Sysorex, the issuer of the Sysorex Note that was assigned in accordance with the terms and conditions of the License Agreement. In addition, Tanveer Khader and Kareem Irfan, members of our Board, are also related parties in connection with the acquisition of the Licenses as a result of their respective employment relationships with the Systat Parties.

Subscription of Units of, and Loan to, Cardinal Venture Holdings

On September 30, 2020, we entered into a Subscription Agreement (the “Subscription Agreement”) with Cardinal Venture Holdings LLC, a Delaware limited liability company (“CVH”), pursuant to which we agreed to (i) contribute up to $1,800,000 (the “Contribution”) to CVH and (ii) purchase up to 599,999 Class A Units of CVH (the “Class A Units”) and up to 1,800,000 Class B Units of CVH (the “Class B Units,” and, together with the Class A Units, the “Units”). The aggregate purchase price of $1,800,000 for the Units is deemed to be satisfied in part through the Contribution. The Contribution was used by CVH to fund the Sponsor’s purchase of securities in the KINS.

CVH owns certain interests in KINS Capital, LLC, a Delaware limited liability company, the sponsor entity (the “Sponsor”) to KINS Technology Group, Inc., a Delaware corporation and publicly traded former special purpose acquisition company (“KINS”) with which the Company entered into the Business Combination.

Concurrently with our entry into the Subscription Agreement, we entered into the Amended and Restated Limited Liability Company Agreement of CVH (the “LLC Agreement”), dated as of September 30, 2020. Under the terms of the LLC Agreement, in the event the Managing Member can no longer manage CVH’s affairs due to his death, disability or incapacity, 3AM will serve as CVH’s replacement Managing Member. Except as may be required by law, we, as a non-managing member under the LLC Agreement, do not have any voting rights and generally cannot take part in the management or control of CVH’s business and affairs.

On December 16, 2020, the Company entered into a second subscription agreement with CVH, pursuant to which the Company agreed to (i) contribute $700,000 (the “Additional Contribution”) to CVH and (ii) purchase 700,000 Class B Units. The aggregate purchase price of $700,000 for the Class B Units is deemed to be satisfied through the Additional Contribution. Following the closing of the Additional Contribution, the Company owned an aggregate of 599,999 Class A Units and 2,500,000 Class B Units.

Additionally, on July 1, 2022, we loaned $150,000 to CVH. The loan bears no interest and is due and payable in full on the earlier of (i) the date by which KINS has to complete a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”), and (ii) immediately prior to the date of consummation of the Business Combination of KINS, unless accelerated upon the occurrence of an event of default. As a result of the closing of the Business Combination, the loan was repaid on March 15, 2023.

On February 27, 2023, the Company entered into Limited Liability Company Unit Transfer and Joinder Agreements with certain of the Company’s employees (the “Transferees”), pursuant to which (i) the Company transferred all of its Class A Units of CVH (the “Class A Units”), an aggregate of 599,999 Class A Units, to the Transferees as bonus consideration in connection with each Transferee’s services performed for and on behalf of the Company as an employee, as applicable, and (ii) each Transferee became a member of CVH and a party to the Amended and Restated Limited Liability Company Agreement of CVH, dated as of September 30, 2020.

Nadir Ali, the Company’s Chief Executive Officer and a director, beneficially owns membership interest in CVH through 3AM LLC, a Delaware limited liability company and a founding member of CVH (“3AM”), which may, in certain circumstances, be entitled to manage the affairs of CVH. Mr. Ali’s relationship may create conflict of interest between Mr. Ali’s obligation to our company and its shareholders and his economic interests and possible fiduciary obligation in CVH through 3AM. For example, Mr. Ali may be in a position to influence or manage the affairs of CVH in a manner that may be viewed as contrary to the best interest of either the Company or CVH and their respective stakeholders.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of some of the terms of our securities, our organizational documents and Nevada law. The descriptions in this prospectus and of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The below does not give effect to an Inpixon Reverse Split.

Common Stock

Under our articles of incorporation, as amended, we are authorized to issue up to 500,000,000 shares of common stock, par value $0.001 per share. As of December 19, 2023, 174,244,012 shares of common stock were issued and outstanding.

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by the Public Offering Prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Series 4 Convertible Preferred Stock

Our board of directors designated 10,415 shares of preferred stock as Series 4 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 4 Preferred). As of June 13, 2023, there was one share of Series 4 Preferred outstanding convertible into 1 share of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 4 Preferred are entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 4 Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 4 Preferred are entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 4 Preferred.

Conversion. Each share of Series 4 Preferred is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the current conversion price of $4.96 per share (subject to adjustment described below).

Anti-Dilution Protection. The Series 4 Preferred contain an anti-dilution protection feature, to adjust the conversion price if shares of common stock are sold or issued for a consideration per share less than the conversion price then in effect (subject to certain exemptions), provided, that the conversion price will not be less than $4.96. The current conversion price is $4.96.

Series 5 Convertible Preferred Stock

Our board of directors designated 12,000 shares of preferred stock as Series 5 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 5 Preferred). As of June 13, 2023, there were 126 shares of Series 5 Preferred outstanding convertible into 126 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Conversion. Each share of Series 5 Convertible Preferred Stock will be convertible at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series 5 Convertible Preferred Stock by a conversion price of $3.33 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series 5 Convertible Preferred Stock will not have the right to convert any portion of the Series 5 Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series 5 Convertible Preferred Stock, the holders of the Series 5 Convertible Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series 5 Convertible Preferred Stock.

Dividends. Holders of Series 5 Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 5 Convertible Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 5 Convertible Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series 5 Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 5 Convertible Preferred Stock. Shares of Series 5 Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Furthermore, according to our bylaws, no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected. Our bylaws also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation give both the directors and the stockholders the power to adopt, alter or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, except that the board shall have no power to change the quorum for meetings of stockholders or of the board or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board resulting from the removal by the stockholders. Any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market Listing

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “INPX.”

PLAN OF DISTRIBUTION

We are offering up to                shares, based on an assumed public offering price of $ per share, which represents the closing price of our common stock on Nasdaq on , 2023, for gross proceeds of up to $ million before deduction of placement agent commissions and offering expenses, in a best-efforts offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of shares being offered in this prospectus.

Pursuant to a placement agency agreement, dated as of , 2023, we have engaged [●] to act as our exclusive placement agent (the “Placement Agent”) to solicit offers to purchase the shares offered by this prospectus. The Placement Agent is not purchasing or selling any shares, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of shares, other than to use its “best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of shares being offered. Investors purchasing shares offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our shares in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the shares being issued to the investors upon receipt of investor funds for the purchase of the shares offered pursuant to this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement and the shares will be offered at a fixed price and are expected to be issued in a single closing. We expect to deliver the shares being offered pursuant to this prospectus on or about , 2023.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to [●]% of the aggregate gross cash proceeds to us from the sale of the shares in the offering. In addition, we will reimburse the placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $[●].

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per share	Total
Public offering price	$	$
Placement agent fees	$	$
Proceeds, before expenses, to us	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent commission, will be approximately $ , all of which are payable by us. This figure includes, among other things, the placement agent’s fees and expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) up to $[●].

[Lock-Up Agreements

We, each of our officers and directors and stockholders holding five percent or more of our shares of common stock have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of [●] months after this offering is completed without the prior written consent of the placement agent.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.]

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual offering price of the shares we are offering were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates have provided and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Transfer Agent and Registrar

Our stock transfer agent is Computershare Trust Company, N.A., 6200 S. Quebec St. Greenwood Village, CO 80111.

Listing

Our common stock is traded on Nasdaq under the symbol “INPX.”

Selling Restrictions

[●]

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York. The placement agent is being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Inpixon at December 31, 2022 and 2021 and for each of the years then ended, which are incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of XTI Aircraft Company at December 31, 2022 and 2021, and for each of the years then ended, which are incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by BF Borgers CPA PC, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about XTI Aircraft Company’s ability to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.inpixon.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Inpixon

Attn: Secretary

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 16, 2023, August 18, 2023 and November 20, 2023, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on January 26, 2023, February 13, 2023, February 14, 2023, February 17, 2023, February 28, 2023, March 20, 2023, March 30, 2023, April 10, 2023, May 12, 2023, May 15, 2023, May 19, 2023, June 1, 2023, June 13, 2023, June 20, 2023, June 21, 2023, July 25, 2023, August 2, 2023, August 14, 2023, August 23, 2023, September 7, 2023, September 19, 2023, October 3, 2023, October 13, 2023, October 23, 2023, October 27, 2023, November 14, 2023, December 11, 2023, December 12, 2023, December 15, 2023, December 15, 2023 and December 15, 2023 and on Form 8-K/A, filed with the SEC on March 21, 2023; and

●	the description of our common stock contained in the “Description of Registrant’s Securities” filed as Exhibit 4.15 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Inpixon

Attn: Secretary

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

$10,000,000

Shares of Common Stock

PROSPECTUS

[●]

           , 2023

[Alternate Page for Resale Prospectus]

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2023

PRELIMINARY PROSPECTUS

49,131,148 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale by the selling stockholders named herein (the “Selling Stockholders”), including their respective transferees, pledgees or donees, or their respective successors, of up to an aggregate of 49,131,148 warrants (the “Warrants” or the “New Warrants”) to purchase shares of our common stock, par value $0.001 per share, and the 49,131,148 shares (the “Warrant Shares” or the “New Warrant Shares” and collectively with the Warrants, the “Resale Securities”) of common stock issuable upon the exercise such Warrants. For information about the Selling Stockholders, see “Selling Stockholders”.

The Warrants were issued pursuant to warrant inducement letter agreements, each dated as of December 15, 2023 (the “Inducement Agreements”), by and between us and the Selling Stockholders. See “Warrant Exercise Inducement and Private Placement.”

We will not receive any proceeds from the sale of the Resale Securities covered by this prospectus by the Selling Stockholders, except for funds received from the exercise of Warrants held by the Selling Stockholders, if and when exercised for cash. All net proceeds from the sale of the Resale Securities covered by this prospectus will go to the Selling Stockholders. See “Use of Proceeds.”

The Selling Stockholders may sell all or a portion of the common stock covered by this prospectus from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.” On December 19, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.0618.

Investing in our shares of common stock involves a high degree of risk. Before buying any shares of common stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” section beginning on page 20 of this prospectus and in the documents incorporated by reference into this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2023.

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[Alternate Page for Resale Prospectus]

THE OFFERING

Securities offered by the Selling Stockholders	49,131,148 Warrants and 49,131,148 Warrant Shares.

Shares of common stock outstanding immediately prior to this offering	174,244,012 shares.

Terms of this offering	The Selling Stockholders will determine when and how to sell the Resale Securities offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the Resale Securities in this offering. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholders to the extent they are exercised for cash. In the event we receive proceeds from the cash exercise of the Warrants, we intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital. See the sections titled “Use of Proceeds” and “Selling Stockholders” for additional information.

Nasdaq Capital Market symbol	INPX

Reverse stock split	Our Board of Directors and stockholders have approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio between one-for-two and one-for two-hundred with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement. We anticipate that following the effectiveness of the registration statement of which this prospectus forms a part, and in connection with the closing of the transaction contemplated by the XTI Merger Agreement, our Board of Directors will determine the reverse stock split ratio (“Inpixon Reverse Split”). Except where specifically noted, all information in this prospectus does not give effect to any Inpixon Reverse Split.

Risk factors	Investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our common stock.

Unless otherwise indicated, the number of shares of our common stock outstanding prior to this offering is based on 174,244,012 shares of common stock outstanding as of December 19, 2023, and excludes as of such date:

●	33 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $88,034,906.86 per share;

●	278,986 shares of common stock issuable upon the exercise of outstanding stock options under the Company’s 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $82.82 per share;

●	58,392,224 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan and any other additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

Alt-2

●	34 shares of common stock issuable upon the exercise of warrants originally issued in January of 2019 at an exercise price of $11,238.75 per share;

●	73 shares of common stock issuable upon the exercise of Series A warrants originally issued in August of 2019 at an exercise price of $936.56 per share;

●	3,846,153 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.85 per share;

●	91,868,852 shares of common stock issuable upon the exercise of warrants at an exercise price equal to the lower of (i) $0.26 per share and (ii) 90% of the lowest VWAP of the common stock for the five trading days immediately prior to the date on which a notice of exercise is submitted to the Company (the “Adjusted Exercise Price”); provided, however, that the exercise price shall not be less than $0.10; and provided further that any exercise at an Adjusted Exercise Price will be subject to the Company’s consent unless the trading price of the common stock as of the time the notice of exercise is delivered to the Company is at least 10% or more above the prior trading day’s Nasdaq Official Closing Price;

●	49,131,148 shares of common stock issuable upon the exercise of warrants at an exercise price equal to $0.07324 per share; provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the exercise price to $0.0513 per share;

●	1 share of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $16,740.00 per share;

●	12 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $11,238.75 per share; and

●	any additional shares of common stock issued after December 19, 2023, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

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[Alternate Page for Resale Prospectus]

WARRANT EXERCISE INDUCEMENT AND PRIVATE PLACEMENT

On December 15, 2023, the Company entered into warrant inducement letter agreements (the “Inducement Agreements”) with the Selling Stockholders as the holders (referred to herein as the “Holders” ) of the Common Stock Purchase Warrants issued by the Company on May 17, 2023 and transferred on December 15, 2023, as applicable (as amended on June 20, 2023, the “Existing Warrants”).

Pursuant to the Inducement Agreements, in consideration for the Holders exercising an aggregate of 49,131,148 Existing Warrants (the “Warrant Exercise” and such shares of common stock to be issued upon the exercise of the Existing Warrants, the “Exercised Shares”), the Company agreed to (a) reduce the exercise price for the Exercised Shares from $0.10 to $0.0513 per share (the “New Exercise Price”), which is equal to a 30% discount to the average closing price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days prior to the execution of the Inducement Agreements, such that the Exercised Shares will be exercised at the New Exercise Price, and (b) issue, upon delivery of the aggregate exercise price for the Exercised Shares, the Holders new unregistered Common Stock Purchase Warrants (the “New Warrants”) to purchase up to a number of shares (the “New Warrant Shares”) of common stock of the Company equal to 100% of the number of Exercised Shares, exercisable five years from their issuance date with an exercise price per share as described below, provided, however, that the New Warrants will not be exercisable until the approval of the shareholders of the Company as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) with respect to the issuance of shares of our common stock underlying the New Warrants (the “Shareholder Approval”), provided, however, that if after consultation with the Nasdaq Stock Market it is determined that Shareholder Approval is not required for the exercise of the New Warrants (on the basis that Shareholder Approval was obtained on December 8, 2023 via the future financing proposal that was approved for the potential issuances of shares of common stock pursuant to one or more potential non-public transactions in accordance with Nasdaq Listing Rule 5635(d)), such New Warrants will be exercisable at any time on or after the date on which the Company has provided notice of such determination to the Holders.

The exercise price per share of the New Warrants will be equal to $0.07324 (the “Exercise Price”); provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the Exercise Price to $0.0513 per share of common stock.

The closing of the transactions contemplated by the Inducement Agreements (i.e., the delivery of the aggregate exercise price for the Exercised Shares and the issuances of the Exercised Shares and the New Warrants) occurred on December 19, 2023. The Company received gross proceeds from the exercise of the Existing Warrants of $2,520,427.88, prior to deducting fees to the Placement Agent (as defined below) and estimated expenses. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Company engaged Joseph Gunnar & Co., LLC as the exclusive placement agent (the “Placement Agent”) in connection with the Inducement Agreements pursuant to an engagement agreement, dated December 13, 2023, by and between the Company and the Placement Agent, and agreed to pay the Placement Agent a cash fee equal to 5.5% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants in the Warrant Exercise and to reimburse the Placement Agent up to $25,000 for expenses (inclusive of legal fees) in connection therewith.

The shares of common stock issuable upon exercise of the Existing Warrants were registered pursuant to an effective registration statement on Form S-1 (Registration No. 333-272904) (the “Resale Registration Statement”). The Company agreed to maintain the effectiveness of the Resale Registration Statement until such time as all Existing Warrants have been exercised or expired. The New Warrants were sold in a private placement (the “Private Placement”), exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

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[Alternate Page for Resale Prospectus]

The New Warrants contain standard adjustments to the Exercise Price including for stock splits and reclassifications. The New Warrants also include certain rights upon “fundamental transactions” as described in the New Warrants.

The New Warrants include cashless exercise rights to the extent the shares of common stock underlying the New Warrants are not registered under the Securities Act.

Under the Inducement Agreements, to the extent required under the rules and regulations of the Nasdaq Stock Market, the Company agreed to hold a special or annual meeting of shareholders no later than the 90th calendar date following the date of the Inducement Agreements for the purpose of seeking the Shareholder Approval.

Additionally, under the Inducement Agreements, the Company agreed to, as soon as practicable (and in any event, on or prior to March 31, 2024), to the extent there is not a registration statement covering the resale of the New Warrant Shares that is effective under the Securities Act, file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Holders of the New Warrant Shares issuable upon exercise of the New Warrants; to use commercially reasonable efforts to cause such registration statement to become effective no later than the later of (i) 30 days following the filing thereof and (ii) 120 days following the date of the Inducement Agreements; and to keep such registration statement effective at all times until no Holders owns any New Warrants. In addition to the foregoing, to the extent there is not a registration statement covering the resale of the New Warrant Shares that is effective under the Securities Act, if at any time following the date of the Inducement Agreements the Company proposes for any reason to register any shares of common stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form) or a shelf registration statement on Form S-3) with respect to an offering of common stock by the Company for its own account or for the account of any of its stockholders, the Company agreed, at each such time, to promptly give written notice to the holders of the New Warrants of its intention to do so and, to the extent permitted under the provisions of Rule 415 under the Securities Act, include in such registration statement the resale of all New Warrant Shares with respect to which the Company has received written requests for inclusion therein; provided, however, that such piggyback registration rights expire one year after the issuance of the New Warrants.

Under the terms of the New Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed either 4.99% or 9.99%, at such holder’s election, of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

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[Alternate Page for Resale Prospectus]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Resale Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Warrants, assuming all the Warrants are fully exercised on a cash basis at the initial Exercise Price of $0.07324, will be approximately $3,598,365; provided, however, that if we reduce the Exercise Price to $0.0513 in accordance with the terms of the Warrants, we will receive less proceeds, if any, than the foregoing estimate. If all of the Warrants are exercised on a cash basis at the reduced Exercise Price, then we would receive approximately $2,520,428 in cash proceeds. In addition, we do not know whether any of the Warrants will be exercised or, if any of the Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised.

We will retain broad discretion over the use of the net proceeds to us from the exercise of the Warrants. Unless otherwise provided in the applicable prospectus supplement, we currently expect to use the aggregate net proceeds from the exercise of the Warrants, if any, primarily for working capital, general corporate purposes and in furtherance of our corporate strategy which may include investing in, acquiring businesses or technologies or other strategic transactions to facilitate our long term growth, increase our revenues, enhance our technology and product offerings, expand our verticals and/or our international presence and global footprint or enhance our shareholder value. The expected use of net proceeds from the exercise of the Warrants represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received from the exercise of the Warrants. Pending application of the net proceeds as described above, we may invest the net proceeds from the exercise of the Warrants, if any, in short-term, investment-grade, interest-bearing securities. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.

The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their Resale Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Resale Securities covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

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[Alternate Page for Resale Prospectus]

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders we have identified herein, including their respective transferees, pledgees, donees and successors in interest, to offer for resale up to 49,131,148 Warrants and up to 49,131,148 Warrant Shares (assuming exercise of all Warrants).

For additional information regarding the issuances of the Resale Securities, see “Warrant Exercise Inducement and Private Placement” above. We are registering the Resale Securities in order to permit the Selling Stockholders to offer the Resale Securities for resale from time to time.

The registration of the sale of the Resale Securities held by the Selling Stockholders does not mean that they will sell or otherwise dispose of all or any of those Resale Securities. The Selling Stockholders may sell or otherwise dispose of all, a portion or none of such Resale Securities from time to time. See “Plan of Distribution.” We do not know the number of Resale Securities, if any, that will be offered for sale or other disposition by the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of the Resale Securities covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus. As a result, we cannot estimate the number of Resale Securities the Selling Stockholders will beneficially own after termination of sales under this prospectus. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of its Resale Securities since the date on which it provided information for the table below.

In accordance with the terms of the Inducement Agreements with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of Warrant Shares issuable upon exercise of the Warrants issued pursuant to such Inducement Agreements, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants. This prospectus also covers the resale of the Warrants issued pursuant to the Inducement Agreements.

Except as otherwise described in this prospectus, the Selling Stockholders have not, or within the past three years has not had, any position, office or other material relationship with us or any of our affiliates. No Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below sets forth certain information with respect to the Selling Stockholders, including (i) the name of each Selling Stockholder; (ii) the number of shares of our common stock beneficially owned by each Selling Stockholder before this offering; (iii) the maximum number of Warrants and Warrant Shares being offered by each Selling Stockholder pursuant to this prospectus; and (iv) each Selling Stockholder’s beneficial ownership after completion of this offering, assuming that all of the Resale Securities covered hereby (but no other securities, if any, held by such Selling Stockholder) are sold.

The table is based on information supplied to us by the Selling Stockholders or in Schedules 13G or 13D and other public documents filed with the SEC, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes information with respect to voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

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The percentage of the Selling Stockholders’ ownership before and after this offering is based on 174,244,012 shares of common stock outstanding as of December 19, 2023.

Name and Address of Selling Stockholder	No. of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to this Offering	No. of Warrants Beneficially Owned Prior to this Offering	No. of Shares of Common Stock Offered by Selling Stockholders(1)	No. of Warrants Offered by Selling Stockholders	No. of Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Outstanding Shares of Common Stock Beneficially Owned After this Offering(2)
Streeterville Capital, LLC(3)	9,785,576	5.46%	4,892,788	4,892,788	4,892,788	4,892,788	2.81%
Kantor Family Investments, Inc.(4)	18,691,360	9.99%	12,670,565	10,200,670	10,200,670	14,153,765	8.01%
Susan Kantor(5)	1,759,326	1.00%	974,659	784,667	784,667	974,659	*
Howard Godofsky(6)	17,593,258	9.56%	9,746,589	7,846,669	7,846,669	9,746,589	5.53%
SmartNet Capital LLC(7)	3,325,125	1.89%	1,842,105	1,483,020	1,483,020	1,842,105	1.06%
Kellie Price Rothman(8)	8,796,628	4.91%	4,873,294	3,923,334	3,923,334	4,873,294	2.78%
John Nash(9)	19,681,700	9.99%	20,000,000	20,000,000	20,000,000	17,681,809	9.99%

*	Represents beneficial ownership of less than 1%.

(1)	Assumes all Warrants are exercised at the initial Exercise Price of $0.07324.
(2)	We have assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities issued by us during this offering.

(3)	Includes, prior to this offering, (i) 4,892,788 shares of common stock issuable upon the exercise of the New Warrants held by Streeterville Capital, LLC (“Streeterville”) and (ii) 4,892,788 shares of common stock held by Streeterville. John M. Fife has voting and dispositive power over shares held by Streeterville. The address of Streeterville is 303 East Wacker Drive, Suite 1040, Chicago, Illinois 60601.

(4)	Includes, prior to this offering, (i) 4,537,595 shares of common stock issuable upon the exercise of the New Warrants held by Kantor Family Investments, Inc. (“Kantor”), (ii) 2,469,895 shares of common stock issuable upon the exercise of the Existing Warrants held by Kantor and (iii) 11,683,870 shares of common stock held by Kantor. The number of shares beneficially owned by Kantor prior to this offering excludes 5,663,075 shares of common stock issuable upon the exercise of the New Warrants held by Kantor, which are subject to a 9.99% ownership blocker. Brian Kantor has voting and dispositive control over the shares held by Kantor. The address of Kantor is 21290 N.E. 23rd Ave., Miami, FL 33180.

(5)	Includes, prior to this offering, (i) 784,667 shares of common stock issuable upon the exercise of the New Warrants held by Susan Kantor, (ii) 189,992 shares of common stock issuable upon the exercise of the Existing Warrants held by Ms. Kantor and 784,667 shares of common stock held by Ms. Kantor. The address of Ms. Kantor is 20100 Boca West Drive, Apt. 127, Boca Raton, FL 33434.

(6)	Includes, prior to this offering, (i) 7,846,669 shares of common stock issuable upon the exercise of the New Warrants held by Howard Godofsky, (ii) 1,899,920 shares of common stock issuable upon the exercise of the Existing Warrants held by Mr. Godofsky and (iii) 7,846,669 shares of common stock held by Mr. Godofsky. The address of Mr. Godofsky is 1850 S. Ocean Drive, Unit 2705, Hallandale Beach, FL 33009.

(7)	Includes, prior to this offering, (i) 1,483,020 shares of common stock issuable upon the exercise of the New Warrants held by SmartNet Capital LLC (“SmartNet”), (ii) 359,085 shares of common stock issuable upon the exercise of the Existing Warrants held by SmartNet and (iii) 1,483,020 shares of common stock held by SmartNet. Howard Gerson has voting and dispositive control over the shares held by SmartNet. The address of SmartNet is 3201 N.E. 183rd Street, #2707, Aventura, FL 33160.

(8)	Includes, prior to this offering, (i) 3,923,334 shares of common stock issuable upon the exercise of the New Warrants held by Kellie Price Rothman, (ii) 949,960 shares of common stock issuable upon the exercise of the Existing Warrants held by Ms. Rothman and (iii) 3,923,334 shares of common stock held by Ms. Rothman. The address of Ms. Rothman is 3370 N.E. 190th Street, #3900, Aventura, FL 33180.

(9)	Includes, prior to this offering, (i) 17,424,314 shares of common stock held by John Nash and (ii) 2,257,386 shares of common stock issuable upon the exercise of the Existing Warrants held by Mr. Nash. The number of shares beneficially owned by Mr. Nash prior to this offering excludes (i) 2,575,686 shares of common stock which have been exercised under the Existing Warrants held by Mr. Nash, but remain unissued, as a result of a 9.99% beneficial ownership blocker and (ii) 17,742,614 shares of common stock issuable upon the exercise of the New Warrants held by Mr. Nash, which are subject to a 9.99% ownership blocker. The number of shares beneficially owned by Mr. Nash after this offering includes (i) 17,424,314 shares of common stock held by Mr. Nash and (ii) 257,495 shares of common stock which have been exercised under the Existing Warrants held by Mr. Nash, but remain unissued, as a result of a 9.99% beneficial ownership blocker. The number of shares beneficially owned by Mr. Nash after this offering excludes 2,318,191 shares of common stock which have been exercised under the Existing Warrants held by Mr. Nash, but remain unissued, as a result of a 9.99% beneficial ownership blocker. The address of Mr. Nash is 1780 South Post Oak Lane, Houston, TX 77056.

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PLAN OF DISTRIBUTION

We are registering the Resale Securities to permit the resale of such Resale Securities by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Resale Securities. We will bear all fees and expenses incident to our registration of the Resale Securities.

The Selling Stockholders, which may include donees, pledgees, transferees or other successors-in-interest selling the Resale Securities or interests in the Resale Securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the Resale Securities beneficially owned by them and offered hereby from time to time on any stock exchange, market or trading facility on which the Resale Securities are traded or in private transactions.

A Selling Stockholder may use any one or more of the following methods when disposing of the Resale Securities or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Resale Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through agreements between broker-dealers and a Selling Stockholder to sell a specified number of such Resale Securities at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the Resale Securities in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders also may resell all or a portion of the Resale Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus; provided that they meet the criteria and conform to the requirements of those provisions.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of the Resale Securities offered by this prospectus, which Resale Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Securities may be underwriting discounts and commissions under the Securities Act. If a Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Resale Securities to be sold, the name of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If underwriters are used in the sale, the Resale Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of the Resale Securities, underwriters may receive compensation from the Selling Stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If a Selling Stockholder uses an underwriter or underwriters to effectuate the sale of Resale Securities, we and/or it will execute an underwriting agreement with those underwriters at the time of sale of those Resale Securities.

To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those Resale Securities will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all Resale Securities offered by such prospectus supplement if any of such Resale Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their respective affiliates. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Resale Securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders and certain of their respective affiliates against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus forms a part effective until the date on which the Selling Stockholders no longer own the Warrants, which are covered by such registration statement.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INPX.”

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee		$1,985.80
FINRA filing fee		$2,000
Legal fees and expenses	$	[●]
Accounting fees and expenses	$	[●]
Transfer Agent Fees and Expenses		$15,000
Miscellaneous expenses		$10,000
Total	$	[●]

ITEM 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (c) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article X of our Bylaws, as amended, provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent permissible by the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, except any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

See also the undertakings set out in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock sold by the Company since April 1, 2020 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by the Company for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. Except where otherwise indicated, all share and per share data in this Item 15 give retroactive effect to the 1-for-75 reverse stock split effective on October 7, 2022.

1.	During the quarter ended June 30, 2020, the Company entered into exchange agreements with noteholders pursuant to which it issued an aggregate of 51,867 shares of common stock in exchange for the satisfaction of an aggregate amount of approximately $4.6 million of the then outstanding balance of promissory notes issued on December 21, 2018, August 8, 2019, September 17, 2019 and November 22, 2019 to the holders of such notes at exchange prices between $81.75 and $102.15 per share, in each case at a price per share equal to Nasdaq’s “minimum price” as defined by Nasdaq Listing Rule 5635(d). The offer and sale of such shares was not registered under the Securities Act in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for the partitioned notes which were each another outstanding security of the Company; (b) there was no additional consideration of value delivered in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

2.	On August 19, 2020, in accordance with the terms and conditions of that certain Asset Purchase Agreement, by and among the Company, Ten Degrees Inc., a Delaware corporation (“TDI”), Ten Degrees International Limited, a Cayman Islands exempted company limited by shares and the sole shareholder of 100% of the outstanding capital stock of TDI (“TDIL”), mCube International Limited, a Cayman Island company (“MCI”), and the holder of a majority of the outstanding capital of TDIL and mCube, Inc., a Delaware corporation, and the sole shareholder of 100% of the outstanding capital stock of MCI (“mCube”, together with TDI, TDIL, and MCI collectively, the “Transferors”), dated August 19, 2020 (the “APA”), Inpixon acquired a suite of on-device “blue-dot” indoor location and motion technologies, including patents, trademarks, software and related intellectual property from the Transferors (collectively, the “Assets”). The Assets were acquired for consideration consisting of (i) $1.5 million in cash and (ii) 6,400 shares of Inpixon’s common stock (the “Shares”). The issuance of the Shares was not registered under the Securities Act in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act for private transactions.

3.

During the three months ended December 31, 2020, the Company issued 14,356 shares of common stock under exchange agreements to settle outstanding balances under that certain promissory note of the Company issued on March 18, 2020 (the “March 2020 Note”) totaling approximately $1.2 million under partitioned notes, at exchange rates between $76.95 and $81.90 per share, in each case calculated in accordance with Nasdaq’s “minimum price” as defined by Nasdaq Listing Rule 5635(d). The offer and sale of such shares were not registered under the Securities Act and issued in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for the partitioned notes which were other outstanding securities of the Company; (b) there was no additional consideration of value delivered in connection with the applicable exchange; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges. The March 2020 Note has since been satisfied in full.

4.

On February 11, 2021, the Company, and the holder of the March 2020 Note (the “March 2020 Note Holder”) entered into an exchange agreement (the “Exchange Agreement”), pursuant to which the Company and the March 2020 Note Holder agreed to: (i) partition a new promissory note in the form of the March 2020 Note equal to $1,500,000 and then cause the outstanding balance of the March 2020 Note to be reduced by $1,500,000; and (ii) exchange the partitioned note for the delivery of 11,919 shares of common stock, at an effective price per share equal to $125.85. The offer and sale of such shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value delivered in connection with the exchange; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchange.

5.

On April 9, 2021, the Company acquired (the “Acquisition”) 522,000 shares of common stock (the “Purchased Shares”) of Game Your Game, Inc., a Delaware corporation (“GYG”), pursuant to that certain Stock Purchase Agreement, dated as of March 25, 2021 (the “Purchase Agreement”), with GYG, Rick Clemmer (“Clemmer”) and Martin Manniche (together with Clemmer, the “Sellers”). At the closing of the Acquisition, the Company acquired the Purchased Shares from GYG and the Sellers as follows: (i) GYG issued 283,473 Purchased Shares to the Company, and in exchange, the Company paid GYG $1,666,932 in cash, and (ii) the Sellers sold an aggregate of 238,527 Purchased Shares to the Company, and in exchange, the Company issued an aggregate of 15,721 shares of its common stock (the “Buyer Shares”), to the Sellers. The Company issued the Buyer Shares in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

6.

On April 23, 2021 (the “Closing Date”), the Company entered a certain asset purchase agreement (the “Asset Purchase Agreement”) by and among the Company, Visualix GmbH i.L. (the “Visualix”), Darius Vahdat-Pajouh and Michal Bucko (each, a “Founder,” and collectively, the “Founders”), and Future Energy Ventures Management GmbH (“FEVM”). Prior to the Closing Date, Visualix owned and operated certain computer vision, robust localization, large-scale navigation, mapping, and 3D reconstruction technologies (collectively, the “Underlying Technology”). In accordance with the terms of the Asset Purchase Agreement, the Company purchased from Visualix the entirety of its assets consisting primarily of intellectual property including the Underlying Technology. Additionally, the Company purchased certain patent applications related to the Underlying Technology from FEVM. In consideration of the transactions contemplated by the Asset Purchase Agreement, the Company: (i) remitted a cash payment in the amount of Fifty Thousand Euros (EUR 50,000) to Visualix; (ii) issued 4,224 shares of common stock to Visualix; and (iii) issued 704 shares of common stock to FEVM. The issuance of common stock under the Asset Purchase Agreement was not registered under the Securities Act, in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act for private transactions or, alternatively, in reliance on an exemption from registration under Regulation S promulgated thereunder for sales to non-U.S. persons outside the United States, as applicable; in each case, for transactions by an issuer not involving a public offering.

7.

On April 30, 2021, the Company acquired all of the outstanding capital stock of Design Reactor, Inc., dba The CXApp, a California corporation (“The CXApp”), pursuant to the terms of that certain Stock Purchase Agreement, dated as of April 30, 2021 (the “Purchase Agreement”), by and among the Company, The CXApp, each of the sellers of the outstanding capital stock of The CXApp set forth on the signature pages thereto (including each other person who executed a joinder to the Purchase Agreement) (collectively, the “Sellers”), and Leon Papkoff, in his capacity as representative of the Sellers (the “Sellers’ Representative”). The aggregate consideration payable by the Company to the Sellers consisted of a combination of cash and shares of common stock and included, inter alia, (i) 117,994 shares of common stock, which were valued at approximately $10,000,000 based on a per share price of $84.75 (the “Closing Share Price”), which was the closing price of the common stock immediately prior to executing the Purchase Agreement (such shares, the “Purchaser Shares”) and (ii) $12,500,000 in contingent earnout payments subject to meeting the Earnout Target (as defined in the Purchase Agreement) within the Earnout Period (as defined in the Purchase Agreement) payable in shares of common stock at the Closing Share Price (such shares, the “Earnout Shares”), to certain Sellers (the “Selected Sellers”), subject to certain adjustments (the “Earnout Payment”). On December 30, 2021, the Company entered into an Amendment to Stock Purchase Agreement with the Sellers’ Representative, pursuant to which the parties to the Purchase Agreement agreed to amend certain terms in the Purchase Agreement with respect to the Earnout Payment. The Company obtained stockholder approval of the issuance of the Earnout Shares at the Company’s 2021 annual meeting of stockholders held on November 16, 2021, in accordance with Nasdaq Listing Rule 5635(c).

On March 2, 2022, the Company issued an aggregate of 144,986 Earnout Shares to the Selected Sellers in connection with the satisfaction of the Earnout Payment.

The issuance of the Purchaser Shares and the Earnout Shares was not, and the issuance of any additional Earnout Shares, if any, will not be, registered under the Securities Act, (a) in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D under the Securities Act for private transactions and (b) in reliance on an exemption from registration provided by Regulation S of the Securities Act inasmuch as certain Sellers are persons other than “U.S. persons” (as defined in Rule 902 under the Securities Act) and the requirements of Rule 903 under the Securities Act were otherwise met.

8.

During the quarter ended September 30, 2021, the Company exchanged approximately $1,000,000 of the outstanding principal and interest under the March 2020 Note for 11,696 shares of common stock at an exchange rate of $85.50 per share. The offer and sale of such shares was not registered under the Securities Act in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for a partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value delivered in connection with the exchange; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchange.

9.

On January 28, 2022, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with the holder (the “Warrant Holder”) of certain existing warrants of the Company (the “Existing Warrants”), which were exercisable for an aggregate of 657,402 shares of common stock. Pursuant to the Exchange Agreement, the Company agreed to issue to the Warrant Holder an aggregate of 184,153 shares of common stock (collectively, the “Exchange Common Shares”) and rights (the “Rights”) to receive an aggregate of 52,513 shares of common stock (collectively, the “Reserved Shares” and together with the Exchange Common Shares, the “Exchange Shares”) in exchange for the cancellation of the Existing Warrants (the “Warrant Exchange”), in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.

10.

During the quarter ended March 31, 2022, the Company exchanged approximately $1.5 million of the March 2020 Note for 57,472 shares of common stock at exchange rates between $22.65 and $31.47 per share, in each case calculated in accordance with Nasdaq’s “minimum price” as defined by Nasdaq Listing Rule 5635(d). The offer and sale of such shares was not registered under the Securities Act in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for a partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value delivered in connection with the exchange; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchange.

11.

During the quarter ended June 30, 2022, the Company exchanged approximately $0.5 million of the outstanding principal and interest under the March 2020 Note for 35,062 shares of common stock at exchange rates between $12.75 and $16.50 per share, in each case calculated in accordance with Nasdaq’s “minimum price” as defined by Nasdaq Listing Rule 5635(d). The offer and sale of such shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for the partitioned notes which were outstanding securities of the Company; (b) there was no additional consideration of value delivered in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

12.

During the quarter ended September 30, 2022, the Company exchanged approximately $1.3 million of the then outstanding principal and interest under the March 2020 Note for 111,585 shares of common stock at exchange rates between $10.07 and $11.78 per share, in each case calculated in accordance with Nasdaq’s “minimum price” as defined by Nasdaq Listing Rule 5635(d). The offer and sale of such shares was not registered under the Securities Act in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for outstanding securities of the Company; (b) there was no additional consideration of value delivered in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

13.

On October 12, 2022, the Company issued 52,513 shares of common stock in connection with the exercise of the Rights granted as part of the Exchange Agreement entered into on January 28, 2022. The offer and sale of such shares was not registered under the Securities Act in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for outstanding securities of the Company; (b) there was no additional consideration of value delivered in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

14.

On October 17, 2022, the Company exchanged $400,000 of the then outstanding principal and interest under the March 2020 Note for 83,682 shares of common stock at a per share price equal to $4.78 calculated in accordance with Nasdaq’s “minimum price” as defined by Nasdaq Listing Rule 5635(d). The offer and sale of such shares was not registered under the Securities Act in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the shares of common stock were issued in exchange for outstanding securities of the Company; (b) there was no additional consideration of value delivered in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

15.

On February 28, 2023, the Company entered into warrant amendments (the “Warrant Amendments”) with certain holders (each, including its successors and assigns, a “Holder” and collectively, the “Holders”) of (i) those certain Common Stock Purchase Warrants issued by the Company in April 2018 (the “April 2018 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-204159), (ii) those certain Common Stock Purchase Warrants issued by the Company in September 2021 (the “September 2021 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827), and (iii) those certain Common Stock Purchase Warrants issued by the Company in March 2022 (the “March 2022 Warrants” and together with the April 2018 Warrants and the September 2021 Warrants, the “Existing Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827). Pursuant to the Warrant Amendments, the Company and the Holders agreed to amend (i) the September 2021 Warrants and the March 2022 Warrants to provide that all of such outstanding warrants shall be automatically exchanged for shares of common stock at a rate of 0.33 shares of common stock (the “Exchange Shares”) for each September 2021 Warrant or March 2022 Warrant, as applicable, in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act (the “Warrant Exchange”) and (ii) the April 2018 Warrants to remove the obligation of the Company to hold the portion of a Distribution (as defined in the April 2018 Warrants) in abeyance in connection with the Beneficial Ownership Limitation (as defined in the April 2018 Warrants). In connection with the exchange for all of the then outstanding September 2021 Warrants and March 2022 Warrants as of the effective date of the Warrant Amendments, the Company issued 76,794 Exchange Shares and 248,124 Exchange Shares, respectively, resulting in the issuance of 324,918 Exchange Shares in the aggregate.

16.

During the quarter ended March 31, 2023, the Company issued an aggregate of 611,258 shares of common stock (the “2020 Note Exchange Shares”) to the March 2020 Note Holder, at a price between $1.09 and $1.68 per share, in each case at a price per share equal to the Minimum Price as defined in Nasdaq Listing Rule 5635(d) in connection with the terms and conditions of certain Exchange Agreements, pursuant to which we and the March 2020 Note Holder agreed to (i) partition new promissory notes in the form of the March 2020 Note in the aggregate original principal amount equal to approximately $0.9 million and then cause the outstanding balance of the March 2020 Note to be reduced by an aggregate of approximately $0.9 million; and (ii) exchange the partitioned notes for the delivery of the 2020 Note Exchange Shares.

During the quarter ended March 31, 2023, the Company issued an aggregate of 935,976 shares of common stock (the “2022 Note Exchange Shares,” and together with the 2020 Note Exchange Shares, the “Exchange Common Shares”) to the holder (the “July 2022 Note Holder”) of that certain outstanding promissory note of the Company issued on July 22, 2022 (the “July 2022 Note”), at a price between approximately $0.37 and $0.915 per share, in each case at a price per share equal to the Minimum Price as defined in Nasdaq Listing Rule 5635(d) in connection with the terms and conditions of certain Exchange Agreements, pursuant to which the Company and the July 2022 Note Holder agreed to (i) partition new promissory notes in the form of the July 2022 Note in the aggregate original principal amount equal to approximately $0.5 million and then cause the outstanding balance of the July 2022 Note to be reduced by an aggregate of approximately $0.5 million; and (ii) exchange the partitioned notes for the delivery of the 2022 Note Exchange Shares.

The offer and sale of the Exchange Common Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Exchange Common Shares were issued in exchanges for partitioned notes which are other outstanding securities of the Company; (b) there was no additional consideration of value delivered in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

17.	During the quarter ended June 30, 2023, the Company issued an aggregate of 7,349,420 shares of common stock (the “Exchange Common Shares”) to the July 2022 Note Holder, at a price between approximately $0.1950 and $0.3966 per share, in each case at a price per share equal to the Minimum Price as defined in Nasdaq Listing Rule 5635(d) in connection with the terms and conditions of certain Exchange Agreements, pursuant to which the Company and the July 2022 Note Holder agreed to (i) partition new promissory notes in the form of the July 2022 Note in the aggregate original principal amount equal to approximately $2.0 million and then cause the outstanding balance of the July 2022 Note to be reduced by an aggregate of approximately $2.0 million; and (ii) exchange the partitioned notes for the delivery of the Exchange Common Shares. The offer and sale of the Exchange Common Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Exchange Common Shares were issued in exchanges for partitioned notes which are other outstanding securities of the Company; (b) there was no additional consideration of value delivered by the July 2022 Note Holder in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

18.	During the quarter ended September 30, 2023, the Company issued an aggregate of 18,144,158 shares of common stock (the “Exchange Common Shares”) to the July 2022 Note Holder, at a price between approximately $0.1277 and $0.2272 per share, in each case at a price per share equal to the Minimum Price as defined in Nasdaq Listing Rule 5635(d) in connection with the terms and conditions of certain Exchange Agreements, pursuant to which we and the holder agreed to (i) partition new promissory notes in the form of the July 2022 Note in the aggregate original principal amount equal to approximately $3.2 million and then cause the outstanding balance of the July 2022 Note to be reduced by an aggregate of approximately $3.2 million; and (ii) exchange the partitioned notes for the delivery of the Exchange Common Shares. The offer and sale of the Exchange Common Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Exchange Common Shares were issued in exchanges for partitioned notes which are other outstanding securities of the Company; (b) there was no additional consideration of value delivered by the July 2022 Note Holder in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

19.	Since October 1, 2023, the Company issued 15,996,373 shares of common stock (the “Exchange Common Shares”) to the July 2022 Note Holder, at prices from $0.0984 to $0.1044 per share, calculated in accordance with Nasdaq's “minimum price” as defined by Nasdaq Listing Rule 5635(d), in connection with the terms and conditions of Exchange Agreements, pursuant to which Inpixon and the holder agreed to (i) partition new promissory notes in the form of the July 2022 Note in the aggregate original principal amount equal to approximately $1.6 million and then cause the outstanding balance of the July 2022 Note to be reduced by an aggregate of approximately $1.6 million; and (ii) exchange the partitioned notes for the delivery of the Exchange Common Shares. The offer and sale of the Exchange Common Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Exchange Common Shares were issued in exchanges for partitioned notes which are other outstanding securities of the Company; (b) there was no additional consideration of value delivered by the July 2022 Note Holder in connection with the exchanges; and (c) there were no commissions or other remuneration paid by the Company in connection with the exchanges.

20.	On December 15, 2023, the Company entered into the Inducement Agreements with the Selling Stockholders, pursuant to which the Selling Stockholders exercised an aggregate of 49,131,148 Existing Warrants and the Company agreed to (a) reduce the exercise price for the Exercised Shares to the New Exercise Price and (b) issue the Selling Stockholders an aggregate of 49,131,148 New Warrants, exercisable five years from their issuance date with an Exercise Price equal to $0.07324 per share of common stock; provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the Exercise Price to $0.0513 per share of common stock. The New Warrants will not be exercisable until Shareholder Approval is obtained, provided, however, that if after consultation with the Nasdaq Stock Market it is determined that Shareholder Approval is not required for the exercise of the New Warrants, such New Warrants will be exercisable at any time on or after the date on which the Company has provided notice of such determination to the holders of the New Warrants. The New Warrants issued to the Selling Stockholders were offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each Selling Stockholder represented that it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger dated August 31, 2013 by and among Sysorex Global Holdings Corp., Sysorex Merger Sub, Inc., Shoom, Inc. and the Shareholder Representative.	S-1	333-191648	2.4	October 9, 2013

2.2	Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC.	S-1/A	333-191648	2.6	January 21, 2014

2.3	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation.	S-1/A	333-191648	2.7	March 13, 2014

2.4	Amendment No. 2 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation.	8-K	001-36404	2.8	April 24, 2014

2.5	Waiver and Amendment No. 3 to Agreement and Plan of Merger dated May 30, 2014 with AirPatrol Corporation.	S-1	333-198502	12.9	August 29, 2014

2.6†	Asset Purchase Agreement, dated as of April 24, 2015, between Sysorex Global Holdings Corp., LightMiner Systems, Inc. and Chris Baskett.	8-K	001-36404	2.1	April 30, 2015

2.7	Separation and Distribution Agreement, dated August 7, 2018 between Inpixon and Sysorex, Inc.	10-Q	001-36404	2.1	August 13, 2018

2.8	Amendment No. 1 to Separation and Distribution Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.5	September 4, 2018

2.9†	Share Purchase Agreement, dated May 21, 2019, by and among Inpixon, Inpixon Canada, Inc., Locality Systems Inc., Kirk Moir, in his capacity as the Sellers’ Representative, the Sellers and Garibaldi Capital Advisors Ltd.	8-K	001-36404	2.1	May 22, 2019

2.10†	Asset Purchase Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	2.1	July 1, 2019

2.11†	Share Purchase Agreement, dated July 9, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc., the Vendors, and Chris Wiegand, in his capacity as the Vendors’ Representative.	8-K	001-36404	2.1	July 11, 2019

2.12†	Amendment to Share Purchase Agreement, dated as of August 8, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc., the Vendors, and Chris Wiegand, in his capacity as the Vendors’ Representative.	8-K	001-36404	2.1	August 9, 2019

2.13	The Second Amendment to the Share Purchase Agreement, dated August 15, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc, and Chris Wiegand, in his capacity as the Vendors’ representative.	8-K	001-36404	2.1	August 19, 2019

2.14†	Asset Purchase Agreement, dated as of August 19, 2020, by and among Inpixon, Ten Degrees Inc., Ten Degrees International Limited, mCube International Limited and mCube, Inc.	8-K	001-36404	2.1	August 20, 2020

2.15†	Share Sale and Purchase Agreement, dated as of October 5, 2020, among Inpixon GmbH, Sensera Limited and Nanotron Technologies GmbH.	8-K	001-36404	2.1	October 5, 2020

2.16	Amendment to the Share Sale and Purchase Agreement, dated as of February 24, 2021, among Inpixon GmbH, Sensera Limited and Nanotron Technologies GmbH.	8-K	001-36404	2.1	February 26, 2021

2.17†	Stock Purchase Agreement, dated as of March 25, 2021, among Inpixon, Game Your Game, Inc., Rick Clemmer, and Martin Manniche.	10-K	001-36404	2.23	March 31, 2021

2.18†	Stock Purchase Agreement, dated as of April 30, 2021, among Inpixon, Design Reactor, Inc., dba The CXApp, the sellers set forth on the signature page thereto and each other person who owns outstanding capital stock of The CXApp and executes a Joinder to Stock Purchase Agreement, and Leon Papkoff, as Sellers’ Representative	8-K	001-36404	2.1	May 6, 2021

2.19†	Share Sale and Purchase Agreement, dated as of December 8, 2021, between Nanotron Technologies GmbH and the Shareholders of IntraNav GmbH.	8-K	001-36404	2.1	December 13, 2021

2.20	Amendment to Stock Purchase Agreement, dated as of December 30, 2021, by and between Inpixon and Leon Papkoff, in his capacity as the Sellers’ Representative.	8-K	001-36404	2.1	December 30, 2021

2.21	Second Amendment to Stock Purchase Agreement, dated as of March 3, 2022, by and between Inpixon and Leon Papkoff, in his capacity as Sellers' Representative	8-K	001-36404	2.1	March 9, 2022

2.22†	Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS Technology Group Inc., Inpixon, CXApp Holding Corp. and KINS Merger Sub Inc.	8-K	001-36404	2.1	September 26, 2022

2.23†	Separation and Distribution Agreement, dated as of September 25, 2022, by and among KINS Technology Group, Inc., Inpixon, CXApp Holding Corp. and Design Reactor Inc.	8-K	001-36404	2.2	September 26, 2022

2.24	Sponsor Support Agreement, dated as of September 25, 2022, by and among KINS Capital LLC, KINS Technology Group Inc., Inpixon and CXApp Holding Corp	8-K	001-36404	2.3	September 26, 2022

2.25†	Agreement and Plan of Merger, dated July 24, 2023, among Inpixon, Superfly Merger Sub Inc. and XTI Aircraft Company.	8-K	001-36404	2.1	July 25, 2023

2.26†	Separation Agreement, dated as of October 23, 2023, by and between Inpixon and Grafiti Holding Inc.	8-K	001-36404	2.1	October 23, 2023

2.27†	Business Combination Agreement, dated as of October 23, 2023, by and among Inpixon, Grafiti Holding Inc., 1444842 B.C. Ltd. and Damon Motors Inc.	8-K	001-36404	2.2	October 23, 2023

3.1	Restated Articles of Incorporation.	S-1	333-190574	3.1	August 12, 2013

3.2	Certificate of Amendment to Articles of Incorporation (Increase Authorized Shares).	S-1	333-218173	3.2	May 22, 2017

3.3	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	April 10, 2014

3.4	Articles of Merger (renamed Sysorex Global).	8-K	001-36404	3.1	December 18, 2015

3.5	Articles of Merger (renamed Inpixon).	8-K	001-36404	3.1	March 1, 2017

3.6	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.2	March 1, 2017

3.7	Certificate of Amendment to Articles of Incorporation (authorized share increase).	8-K	001-36404	3.1	February 5, 2018

3.8	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	February 6, 2018

3.9	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	November 1, 2018

3.10	Certificate of Amendment to Articles of Incorporation, effective as of January 7, 2020 (Reverse Split).	8-K	001-36404	3.1	January 7, 2020

3.11	Certificate of Amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 250,000,000 to 2,000,000,000 filed with the Secretary of State of the State of Nevada on November 18, 2021	8-K	001-36404	3.1	November 19, 2021

3.12	Certificate of Change filed with the Secretary of State of the State of Nevada on October 4, 2022 (effective as of October 7, 2022)	8-K	001-36404	3.1	October 6, 2022

3.13	Certificate of Amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 26,666,667 to 500,000,000 filed with the Secretary of State of the State of Nevada on November 29, 2022	8-K	001-36404	3.1	December 2, 2022

3.14	Bylaws, as amended.	S-1	333-190574	3.2	August 12, 2013

3.15	Bylaws Amendment	8-K	001-36404	3.2	September 13, 2021

3.16	By-Laws Amendment No. 3	8-K	001-36404	3.1	September 19, 2023

3.17	By-Laws Amendment No. 4	8-K	001-36404	3.2	September 19, 2023

4.1	Specimen Stock Certificate of the Company.	S-1	333-190574	4.1	August 12, 2013

4.2	Form of Certificate of Designation of Preferences, Rights and Limitations of Series 4 Convertible Preferred Stock.	8-K	001-36404	3.1	April 24, 2018

4.3	Certificate of Designation of Series 5 Convertible Preferred Stock, dated as of January 14, 2019.	8-K	001-36404	3.1	January 15, 2019

4.4	Promissory Note, dated as of December 21, 2018	8-K	001-36404	4.1	December 31, 2018

4.5	Form of Warrant	8-K	001-36404	4.1	January 15, 2019

4.6	Form of Warrant Agency Agreement	8-K	001-36404	4.2	January 15, 2019

4.7	Promissory Note, dated as of May 3, 2019	8-K	001-36404	4.1	May 3, 2019

4.8	Promissory Note, dated as of June 27, 2019.	8-K	001-36404	4.1	June 27, 2019

4.9	Form of Series A warrants.	8-K	001-36404	4.2	August 14, 2019

4.10	Series 6 Preferred Certificate of Designation, effective as of August 13, 2019.	8-K	001-36404	4.1	August 14, 2019

4.11	Promissory Note, dated as of March 18, 2020.	8-K	001-36404	4.1	March 20, 2020

4.12	Series 7 Convertible Preferred Stock Certificate of Designation, filed with the Secretary of State of the State of Nevada and effective September 13, 2021	8-K	001-36404	3.1	September 15, 2021

4.13	Description of Registrant's Securities	10-K	001-36404	4.15	April 17, 2023

4.14	Series 8 Convertible Preferred Stock Certificate of Designation, filed with the Secretary of State of the State of Nevada and effective March 22, 2022	8-K	001-36404	3.1	March 24, 2022

4.15	Promissory Note, dated as of July 22, 2022	8-K	001-36404	4.1	July 22, 2022

4.16	Form of Purchase Warrants	8-K	001-36404	4.1	October 20, 2022

4.17	Promissory Note, dated as of December 30, 2022	8-K	001-36404	4.1	December 30, 2022

4.18	Common Stock Purchase Warrant	10-Q	001-36404	4.7	May 16, 2023

4.19	Form of New Warrant.	8-K	001-36404	4.1	December 15, 2023

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

10.1+	Amended and Restated 2011 Employee Stock Incentive Plan.	S-8	333-195655	10.22	May 2, 2014

10.2+	Form of Incentive Stock Option Agreement.	8-K	001-36404	10.9	October 27, 2014

10.3+	Form of Non-Qualified Stock Option Agreement.	8-K	001-36404	10.5	October 27, 2014

10.4+	Form of Restricted Stock Award Agreement.	8-K	001-36404	10.6	October 27, 2014

10.5+	2018 Employee Stock Incentive Plan, as amended.	S-8	333-234458	99.1	November 1, 2019

10.6+	2018 Employee Stock Incentive Plan Form of Incentive Stock Option Agreement.	10-K	001-36404	10.8	March 31, 2021

10.7+	2018 Employee Stock Incentive Plan Form of Non-Qualified Stock Option Agreement.	10-K	001-36404	10.7	March 31, 2021

10.8+	2018 Employee Stock Incentive Plan Form of Restricted Stock Award Agreement.	10-K	001-36404	10.6	March 31, 2021

10.9+	Director Services Agreement with Leonard A. Oppenheim dated October 21, 2014.	8-K	001-36404	10.1	October 27, 2014

10.10+	Director Services Agreement with Kareem M. Irfan dated October 21, 2014.	8-K	001-36404	10.3	October 27, 2014

10.11+	Director Services Agreement with Tanveer A. Khader dated October 21, 2014.	8-K	001-36404	10.4	October 27, 2014

10.12+	Amended and Restated Employment Agreement by and between the Company and Nadir Ali	10-Q	001-36404	10.14	May 15, 2018

10.13+	Employment Agreement, effective as of October 1, 2014, between Wendy Loundermon and the Company.	8-K	001-36404	10.8	October 27, 2014

10.14+	Employment Agreement dated November 4, 2016, by and between Sysorex USA and Soumya Das.	10-K	001-36404	10.51	April 17, 2017

10.15+	Amendment to Employment Agreement dated August 31, 2018 among Inpixon, Sysorex, Inc. and Soumya Das	8-K	001-36404	10.8	September 4, 2018

10.16+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Leonard A. Oppenheim dated February 4, 2019.	10-K	001-36404	10.9	March 28, 2019

10.17+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Kareem M. Irfan dated February 4, 2019.	10-K	001-36404	10.11	March 28, 2019

10.18+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Tanveer A. Khader dated February 4, 2019.	10-K	001-36404	10.13	March 28, 2019

10.19	Second Amendment Agreement, dated as of April 2, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.1	April 5, 2019

10.20†	Patent Assignment and License-Back Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	10.1	July 1, 2019

10.21†	Patent License Agreement, dated June 27, 2019, by and between Inpixon and Inventergy.	8-K	001-36404	10.4	July 1, 2019

10.22†	Patent License Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	10.2	July 1, 2019

10.23	Note Purchase Agreement, dated as of March 18, 2020.	8-K	001-36404	10.1	March 20, 2020

10.24†	Exclusive Software License and Distribution Agreement, dated as of June 19, 2020, by and among Inpixon, Cranes Software International Ltd., and Systat Software, Inc.	8-K	001-36404	10.1	June 22, 2020

10.25	Amendment and Waiver to Exclusive Software License & Distribution Agreement, dated as of June 30, 2020, by and among Inpixon, Cranes Software International Ltd., and Systat Software, Inc.	8-K	001-36404	10.1	July 2, 2020

10.26+	Amendment No. 4 to Inpixon 2018 Employee Stock Incentive Plan.	10-Q	001-36404	10.7	August 14, 2020

10.27	Form of Amended and Restated Limited Liability Company Agreement of Cardinal Venture Holdings LLC.	8-K	001-36404	10.2	October 5, 2020

10.28	Amendment #2 to Promissory Note, dated as of March 17, 2021, by and between Inpixon and Iliad Research and Trading, L.P.	8-K	001-36404	10.1	March 19, 2021

10.29	Securities Settlement Agreement, dated as of April 14, 2021, by and between Sysorex, Inc. and Inpixon.	8-K	001-36404	10.1	April 14, 2021

10.30	Right to Shares Letter Agreement, dated as of April 14, 2021, by and between Sysorex, Inc. and Inpixon.	8-K	001-36404	10.2	April 14, 2021

10.31	Form of Registration Rights Agreement, dated as of April 14, 2021 by and among Sysorex, Inc. and the parties to the Securities Subscription Agreement and certain other parties.	8-K	001-36404	10.3	April 14, 2021

10.32#	Stockholders’ Agreement, dated as of April 9, 2021, among Inpixon, Game Your Game, Inc. and the Minority Stockholders.	8-K	001-36404	10.4	April 14, 2021

10.33	Amendment #3 to Promissory Note, dated as of March 16, 2022, by and between Inpixon and Iliad Research and Trading, L.P.	10-K	001-36404	10.40	March 16, 2022

10.34+	Amendment to the Inpixon 2018 Employee Stock Incentive Plan	8-K	001-36404	10.1	November 19, 2021

10.35†	Exchange Agreement, dated January 28, 2022, by and between Inpixon and Warrant Holder	8-K	001-36404	10.1	January 28, 2022

10.36†	Form of Securities Purchase Agreement	8-K	001-36404	10.1	March 22, 2022

10.37	Form of Lock-up Agreement	8-K	001-36404	10.2	March 22, 2022

10.38	Equity Distribution Agreement, dated as of July 22, 2022, between Inpixon and Maxim Group LLC	8-K	001-36404	10.1	July 22, 2022

10.39†	Note Purchase Agreement, dated as of July 22, 2022	8-K	001-36404	10.2	July 22, 2022

10.40	Securities Purchase Agreement, dated as of April 27, 2022, by and between Inpixon and FOXO Technologies, Inc.	10-Q	001-36404	10.1	August 15, 2022

10.41	10% Original Issue Discount Senior Convertible Debenture	10-Q	001-36404	10.2	August 15, 2022

10.42	Subsidiary Guarantee	10-Q	001-36404	10.3	August 15, 2022

10.43†	Form of Securities Purchase Agreement.	8-K	001-36404	10.1	October 20, 2022

10.44	Placement Agency Agreement, dated as of October 18, 2022, by and between Inpixon and Maxim Group LLC	8-K	001-36404	10.2	October 20, 2022

10.45	Amendment to the Inpixon 2018 Employee Stock Incentive Plan	8-K	001-36404	10.1	December 2, 2022

10.46	Amendment No. 2 to Board of Directors Services Agreement, dated as of May 16, 2022, between Inpixon and Kareem M. Irfan	10-Q	001-36404	10.1	November 14, 2022

10.47†	Note Purchase Agreement, dated as of December 30, 2022	8-K	001-36404	10.1	December 30, 2022

10.48	Form of Amendment No. 1 to Common Stock Purchase Warrants.	8-K	001-36404	10.1	February 28, 2023

10.49	Form of Limited Liability Company Unit Transfer and Joinder Agreement.	8-K	001-36404	10.2	February 28, 2023

10.50†	Employee Matters Agreement, dated March 14, 2023, by and among KINS, KINS Merger Sub Inc., Inpixon, and Legacy CXApp.	8-K	001-36404	10.1	March 20, 2023

10.51	Tax Matters Agreement, dated March 14, 2023, by and among KINS, Inpixon, and Legacy CXApp.	8-K	001-36404	10.2	March 20, 2023

10.52†	Transition Services Agreement, dated March 14, 2023, by and between Inpixon and Legacy CXApp.	8-K	001-36404	10.3	March 20, 2023

10.53	Warrant Purchase Agreement	10-Q	001-36404	10.6	May 16, 2023

10.54	Placement Agency Agreement	10-Q	001-36404	10.7	May 16, 2023

10.55	Amendment #2 to Promissory Note, dated as of May 16, 2023.	8-K	001-36404	10.1	May 19, 2023

10.56	Amendment to Promissory Note, dated as of May 16, 2023.	8-K	001-36404	10.2	May 19, 2023

10.57	Amendment No. 1 to Equity Distribution Agreement, dated as of June 13, 2023, by and between Inpixon and Maxim Group LLC.	8-K	001-36404	10.1	June 13, 2023

10.58	Form of Amendment Agreement.	8-K	001-36404	10.1	June 21, 2023

10.59	Form of Senior Secured Promissory Note.	8-K	001-36404	10.1	July 25, 2023

10.60	Form of Security and Pledge Agreement.	8-K	001-36404	10.2	July 25, 2023

10.61+	Inpixon Transaction Bonus Plan, dated July 24, 2023.	8-K	001-36404	10.3	July 25, 2023

10.62+	Inpixon Transaction Bonus Plan, dated July 24, 2023.	8-K	001-36404	10.4	July 25, 2023

10.63+	First Amendment to Employment Agreement, dated July 24, 2023, between Inpixon and Wendy Loundermon.	8-K	001-36404	10.5	July 25, 2023

10.64	Form of Securities Purchase Agreement by and between Damon Motors Inc. and Inpixon.	8-K	001-36404	10.1	October 23, 2023

10.65	Form of Convertible Promissory Note to be issued by Damon Motors Inc. to Inpixon.	8-K	001-36404	10.2	October 23, 2023

10.66	Form of Common Share Purchase Warrant to be issued by Damon Motors Inc. to Inpixon.	8-K	001-36404	10.3	October 23, 2023

10.67	Form of Securityholder Support Agreement by and among Inpixon, Grafiti Holding Inc., Damon Motors Inc. and certain securityholders.	8-K	001-36404	10.4	October 23, 2023

10.68	Form of Lockup Agreement by and among Grafiti Holding Inc., Damon Motors and certain securityholders who are insiders.	8-K	001-36404	10.5	October 23, 2023

10.69	Form of Lockup Agreement by and among Grafiti Holding Inc., Damon Motors and certain securityholders who are not insiders.	8-K	001-36404	10.6	October 23, 2023

10.70	Form of Inducement Agreement by and between Inpixon and the Holder.	8-K	001-36404	10.1	December 15, 2023

21.1	List of Subsidiaries of the Company.	10-K	001-36404	21.1	April 17, 2023

23.1	Consent of Marcum LLP.					X

23.2	Consent of BF Borgers CPA PC, independent registered accounting firm for XTI Aircraft Company.					X

23.3*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).					X

99.1	Audited financial statements of XTI Aircraft Company as of and for the years ended December 31, 2022 and 2021 (incorporated by reference to the Financial Statements for the Fiscal Year Ended December 31, 2022 and December 31, 2021 in XTI Aircraft Company’s annual report on Form 1-K (File No. 24R-00007), filed with the Securities and Exchange Commission on July 13, 2023)	8-K	001-36404	99.4	July 25, 2023

99.2	Unaudited financial statements of XTI Aircraft Company as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022.	8-K	001-36404	99.1	December 15, 2023

99.3	Unaudited pro forma condensed combined financial statements of Inpixon and XTI Aircraft Company.	8-K	001-36404	99.2	December 15, 2023

107	Filing Fee Table					X

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)					X

+	Indicates a management contract or compensatory plan.

†	Exhibits, schedules and similar attachments have been omitted pursuant to Item 601 of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.

#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

*	To be filed by amendment.

ITEM 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on December 20, 2023.

INPIXON

By:	/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Nadir Ali and Wendy Loundermon, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	Chief Executive Officer and Director	December 20, 2023
Nadir Ali	(Principal Executive Officer)

/s/ Wendy Loundermon	Chief Financial Officer and Director	December 20, 2023
Wendy Loundermon	(Principal Financial and Accounting Officer)

/s/ Leonard Oppenheim	Director	December 20, 2023
Lenard Oppenheim

/s/ Kareem Irfan	Director	December 20, 2023
Kareem Irfan

/s/ Tanveer Khader	Director	December 20, 2023
Tanveer Khader